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This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

September 1, 2006

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ANORMED INC.

at a price of U.S. $8.55 for each common share
by
DEMATAL CORP.
a direct wholly-owned subsidiary of

GENZYME CORPORATION

Dematal Corp. (the "Offeror"), a Nova Scotia unlimited company and a direct wholly-owned subsidiary of Genzyme Corporation ("Genzyme"), hereby offers (the "Offer") to purchase for cash, upon the terms and subject to the conditions described herein, all of the issued and outstanding common shares ("AnorMED Shares") of AnorMED Inc. ("AnorMED"), including any AnorMED Shares that may become issued and outstanding after the date of this Offer but before the Expiry Time (as defined below) upon the exercise of any existing options of AnorMED or other rights to acquire AnorMED Shares, at a price of U.S.$8.55 per AnorMED Share. The Offer is made only for the AnorMED Shares and is not made for any options or other rights to acquire the AnorMED Shares.

The Offer will be open for acceptance until 12:01 a.m. (Vancouver time) on October 7, 2006 (the "Expiry Time"), unless extended or withdrawn by the Offeror.

The Offer is conditional upon, among other things, there being validly deposited to the Offer and not withdrawn at the Expiry Time such number of AnorMED Shares which constitutes at least 66 2/3% of the AnorMED Shares outstanding, calculated on a fully-diluted basis. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any AnorMED Shares deposited in the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Each of the conditions of the Offer is set out in Section 4 of the Offer to Purchase, "Conditions of the Offer".

The AnorMED Shares are listed under the symbol "AOM" on the Toronto Stock Exchange ("TSX") and the American Stock Exchange ("AMEX"). On August 29, 2006, the last trading day prior to Genzyme's announcement of its intention to cause the Offeror to make the Offer, the closing price of the AnorMED Shares was Cdn.$5.55 on the TSX and U.S.$5.03 on the AMEX. The Offer represents a premium of approximately 71% and 70%, respectively, over the closing prices of the AnorMED Shares on the TSX (based on the Bank of Canada noon spot rate on August 29, 2006 of Cdn.$1.00 = U.S.$0.9005) and the AMEX on August 29, 2006.

The Dealer Managers for the Offer are:

In Canada: UBS Securities Canada Inc.	In the United States: UBS Securities LLC

        Holders of AnorMED Shares ("Shareholders") who wish to accept the Offer must properly complete and duly execute the accompanying letter of transmittal (the "Letter of Transmittal") (printed on blue paper), or a facsimile thereof, and deposit it, together with certificate(s) representing their AnorMED Shares and all other required documents, with CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer (1) by following the procedures for book-entry transfer of the AnorMED Shares described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Book-Entry Transfer", or (2) where the certificate(s) representing the AnorMED Shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or if the certificate(s) and all other documents cannot be provided to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery", using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on green paper), or a facsimile thereof. Persons whose AnorMED Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

        Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent, the Information Agent (as defined herein) or the Dealer Managers (as defined herein). Their contact details are provided at the end of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective addresses shown on the last page of this document.

        No person has been authorized to give any information or make any representation other than those contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

        The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in the Offer to Purchase and Circular. Any representation to the contrary is unlawful.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Offer to Purchase and Circular, including under Section 3 of the Circular, "Background to the Offer", Section 4 of the Circular, "Strategic Rationale" and Section 5 of the Circular, "Purpose of the Offer and the Offeror's Plans for AnorMED", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. These statements may be identified by their use of forward-looking terminology such as the words "expects", "projects", "believes", "anticipates", "intends" or other similar words. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include that certain closing conditions are not met; the ability to successfully integrate AnorMED's operations and programs with Genzyme's and the time and resources required to do so; the ability to attract and retain qualified employees; the actual design, results and timing of preclinical and clinical studies for Mozobil and other AnorMED products and product candidates; enrollment rates for clinical trials; the extent to which the safety and efficacy of Mozobil is demonstrated; the actual timing and content of submissions to and decisions made by regulatory authorities concerning the approval of Mozobil and other AnorMED products and product candidates; the ability to manufacture sufficient quantities of products for development and commercialization

i

activities and to do so in a timely and cost-efficient manner; the availability and extent of reimbursement from third party payers for AnorMED's products and product candidates; the scope, validity and enforceability of patents directed to, and the effect of any third party proprietary rights on, AnorMED's products and product candidates; the accuracy of Genzyme's and AnorMED's information concerning the markets for their respective products and product candidates, including growth projections and the factors discussed under the caption "Factors Affecting Future Operating Results" in Genzyme's Quarterly Report on Form 10-Q, for the period ended June 30, 2006. These statements speak only as of the date of this document and the Offeror and Genzyme undertake no obligation to update or revise the statements.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of Nova Scotia, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court's judgment.

        Shareholders should be aware that the purchase by the Offeror of the AnorMED Shares held by them as described herein may have tax consequences both in the United States and Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States or Canada may not be fully described herein. See Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations", and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

EXCHANGE RATE INFORMATION

        In the Offer to Purchase and Circular, except where otherwise indicated, all references to "dollars" or "$" are in United States dollars. The Bank of Canada noon spot exchange rate on August 31, 2006 was U.S.$1.00 = Cdn.$0.9037.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for AnorMED Shares and is not made for any options or other rights to acquire AnorMED Shares. Any holder of such options or other rights to acquire AnorMED Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing AnorMED Shares that may be deposited in accordance with the terms of the Offer.

AMEX LISTING

        On August 28, 2006, AnorMED announced that it had received approval from The Nasdaq Stock Market Inc. to list the AnorMED Shares on the Nasdaq Global Market under the symbol "ANOR". AnorMED expects the AnorMED Shares to begin trading on Nasdaq prior to the end of September 2006, at which time the AnorMED Shares would be delisted from the AMEX. If AnorMED lists on the Nasdaq and is delisted from the AMEX prior to the Expiry Time, all references to the AMEX in this Offer to Purchase and Circular should be read to refer to the Nasdaq, except where the context otherwise requires.

21.	Directors' Approval	48
CONSENT OF COUNSEL		49
APPROVAL AND CERTIFICATE OF DEMATAL CORP		C-1
APPROVAL AND CERTIFICATE OF GENZYME CORPORATION		C-2
SCHEDULE I		I-1

SUMMARY TERM SHEET

        The following are some of the questions you, as a Shareholder, may have about our Offer and our answers to those questions. This summary term sheet provides important and material information about our Offer that is described in more detail elsewhere in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, but this summary term sheet may not include all of the information about our Offer that is important to you. Therefore, we urge you to read carefully the remainder of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase and Circular to direct you to the sections of the Offer to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, "we" or "us" or "our" refers to Dematal Corp., the company making the Offer for the AnorMED Shares and a direct wholly-owned subsidiary of Genzyme. Capitalized terms used but not defined in this summary term sheet have the meaning ascribed to them in the Glossary.

WHO IS OFFERING TO BUY MY ANORMED SHARES?

        We are Dematal Corp., a Nova Scotia unlimited company and a direct wholly-owned subsidiary of Genzyme Corporation. Genzyme, a corporation incorporated under the laws of Massachusetts, is a publicly-held, global biotechnology company focused on rare inherited disorders, kidney disease, cancer, transplant and immune diseases, orthopaedics and diagnostic testing. Genzyme's 8,500 employees worldwide serve patients in more than 80 countries. Genzyme's shares are traded on the Nasdaq under the symbol "GENZ". See Section 1 of the Circular, "The Offeror and Genzyme".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN YOUR OFFER?

        We are seeking to purchase all of the issued and outstanding AnorMED Shares. See Section 1 of the Offer to Purchase, "The Offer".

WHAT IS THE PURPOSE OF YOUR OFFER?

        The purpose of our Offer is to enable us to acquire control of, and ultimately the entire equity interest in, AnorMED. See Section 5 of the Circular, "Purpose of the Offer and the Offeror's Plans for AnorMED".

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

        We are offering to pay U.S.$8.55 per AnorMED Share, net to you in cash, without interest.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I DEPOSIT IN YOUR OFFER?

        You will not be obligated to pay any brokerage fee or commission with respect to the purchase of AnorMED Shares by us pursuant to our Offer if you are the record owner of the AnorMED Shares and you accept our Offer by depositing your AnorMED Shares directly with CIBC Mellon Trust Company, the Depositary for our Offer, Mellon Investor Services LLC, the U.S. Forwarding Agent for our Offer or you use the services of a member of the Soliciting Dealer Group. If you own AnorMED Shares through a broker or other nominee and such broker or nominee deposits AnorMED Shares on your behalf, the broker or nominee may charge a fee for performing this service. See Section 3 of the Offer to Purchase, "Manner of Acceptance".

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL OF THE ANORMED SHARES THAT YOU ARE OFFERING TO PURCHASE?

        Yes. We have sufficient funds to pay for all AnorMED Shares that are accepted by us in our Offer, and to pay for the Compulsory Acquisition or the Subsequent Acquisition Transaction that may follow the successful completion of our Offer. Our source of funds will be available cash on hand. See Section 7 of the Circular, "Source of Funds", for additional information. Our obligation to purchase AnorMED Shares in our Offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO DEPOSIT IN YOUR OFFER?

        We do not believe that our financial condition is relevant to your decision whether to deposit your AnorMED Shares in our Offer because the form of consideration consists solely of cash and our Offer is not contingent upon our receipt of financing. Also, if we take up and pay for AnorMED Shares validly deposited under the Offer, we intend to acquire the remaining AnorMED Shares by way of a Compulsory Acquisition or, if such right of Compulsory Acquisition is not available or we elect not to pursue such right, by other means, such as a Subsequent Acquisition Transaction involving AnorMED and us, for cash consideration per AnorMED Share equal to the amount being offered in our Offer. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited", and Section 7 of the Circular, "Source of Funds".

HOW WILL MY OPTIONS BE TREATED?

        In order to deposit the underlying AnorMED Shares in our Offer, you should exercise your options pursuant to the terms of the plan governing the options, and deposit the AnorMED Shares in our Offer in the same manner as other AnorMED Shares. See "How Do I Accept and Deposit My AnorMED Shares In Your Offer?" below.

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY ANORMED SHARES IN YOUR OFFER?

        You will have until 12:01 a.m. (Vancouver time) on October 7, 2006 to deposit your AnorMED Shares in our Offer, unless our Offer is extended or earlier withdrawn. Such time and date as may be extended is referred to in the Offer to Purchase and Circular as the "Expiry Time". If you cannot deliver everything that is required in order to make a valid deposit by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery".

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER? WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

        Subject to applicable law, we can extend our Offer at any time and from time to time for any reason. We are permitted to extend our Offer beyond its initial Expiry Date of October 7, 2006:

  •
  for such amount of time as we determine to be necessary to permit any of the conditions to our Offer to be satisfied;

  •
  for any period required by the rules, regulations or interpretations of the Canadian securities regulatory authorities and the SEC, or the staff thereof, applicable to our Offer; and

  •
  if we purchase AnorMED Shares deposited in the Offer, we have the right, at our option, to extend such Offer to provide for a Subsequent Offering Period which is an additional period of time beginning on the day after the Expiry Time during which Shareholders may deposit their AnorMED Shares and promptly receive the consideration paid for AnorMED Shares during our Offer.

        If on the date that our Offer expires, the conditions to our Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer", have either been satisfied or waived, we may make available a Subsequent Offering Period under such Offer by extending such Offer on one occasion for a period of at least ten days from the date of notice of extension and not to exceed 20 business days from the Expiry Time. We do not currently intend to provide for a Subsequent Offering Period with respect to our Offer, but we reserve the right to do so in our sole discretion. We will promptly take up and pay for all AnorMED Shares validly deposited during the Subsequent Offering Period with respect to our Offer. Notwithstanding the provisions of United States federal securities laws relating to Subsequent Offering Periods, we will permit the withdrawal of deposited AnorMED Shares during any Subsequent Offering Period, if there is one, at any time prior to such AnorMED Shares being purchased by us under our Offer.

        Subject to applicable law, we expressly reserve the right to waive any of the conditions to our Offer and to make any change in the terms of, or conditions to, our Offer prior to the Expiry Time.

        See Section 5 of the Offer to Purchase, "Extension and Variation of the Offer", and Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares".

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

        If we extend our Offer, we will provide written notice to the Depositary, and we will cause the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders. We will also make a public announcement of the extension by issuing a press release prior to 9:00 a.m. (Toronto time) on the next business day after the scheduled Expiry Time and file a copy of the notice with securities regulatory authorities in Canada and the United States. If we decide to provide a Subsequent Offering Period, we will notify Shareholders when we announce the results of our Offer. See Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS IN YOUR OFFER?

        We have the right to withdraw our Offer and not take up and pay for any AnorMED Shares deposited under our Offer unless each of the conditions applicable to such Offer described in Section 4 of the Offer to Purchase, "Conditions of the Offer", is satisfied or waived by us prior to the Expiry Time. These conditions include, without limitation, that Shareholders must validly tender and not withdraw before the expiration of our Offer a number of AnorMED Shares that would represent at least 66 2/3% of the total number of outstanding AnorMED Shares on a fully-diluted basis.

        Our Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the consummation of our Offer can be found in Section 4 of the Offer to Purchase, "Conditions of the Offer".

        Our obligation to purchase AnorMED Shares under our Offer is not subject to any financing condition. See Section 7 of the Circular, "Source of Funds", for information about our financing arrangements.

HOW DO I ACCEPT AND DEPOSIT MY ANORMED SHARES IN YOUR OFFER?

        To deposit all or a portion of your AnorMED Shares in our Offer:

  •
  If you hold your AnorMED Shares in your own name, to tender your AnorMED Shares you must deliver the certificate(s) representing your AnorMED Shares, together with a completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time.

  •
  You may also accept our Offer pursuant to the procedures for book-entry transfer detailed in the Offer to Purchase and Circular and have your AnorMED Shares tendered by your nominee through CDS or DTC at or prior to the Expiry Time.

  •
  If you are unable to deliver any required document or instrument to the Depositary or the U.S. Forwarding Agent or complete the procedure for book-entry transfer by the Expiry Time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an Eligible Institution guarantee that the missing items will be received by the Depositary within three TSX trading days after the Expiry Date. You may use the Notice of Guaranteed Delivery enclosed with the Offer to Purchase and Circular for this purpose. For the deposit to be valid, however, the Depositary must receive the missing items within that three trading-day period or your deposit will not be valid.

  •
  If your AnorMED Shares are held in "street name" through a broker, dealer, bank, trust company or other nominee and you wish to deposit all or any portion of your AnorMED Shares in our Offer, your AnorMED Shares can only be deposited on your behalf by your broker or nominee to the Depositary.

        See Section 3 of the Offer to Purchase, "Manner of Acceptance".

CAN I WITHDRAW ANORMED SHARES THAT I PREVIOUSLY DEPOSITED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY DEPOSITED ANORMED SHARES?

        You may withdraw all or a portion of your tendered AnorMED Shares:

  1.
  at any time prior to your AnorMED Shares being taken up by us;

  2.
  if your AnorMED Shares have not been paid for by us within three business days after having been taken up;

  3.
  up until the tenth day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your AnorMED Shares or the change in our Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days; or

  4.
  if we have not taken up your AnorMED Shares within 60 days of the commencement of the Offer, at any time after the 60-day period until we do take up your AnorMED Shares.

        See Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares".

HOW DO I WITHDRAW PREVIOUSLY DEPOSITED ANORMED SHARES?

        To withdraw AnorMED Shares that you have previously deposited in our Offer, you (or, if your AnorMED Shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your AnorMED Shares) must deliver or fax a written notice of withdrawal with the required information to the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your AnorMED Shares, while you still have the right to withdraw your AnorMED Shares. See Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares".

WHEN MUST ANORMED'S BOARD OF DIRECTORS FORMALLY RESPOND TO OUR OFFER?

        Under Canadian provincial securities laws, a directors' circular must be prepared and delivered to Shareholders no later than 15 days from the date of the Offer to Purchase and Circular (except if the last day of the 15-day period does not fall on a business day, the period terminates at midnight on the next business day), which date is September 18, 2006. This directors' circular must include either a recommendation to accept or reject our Offer, and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation.

        Under United States federal securities laws, AnorMED has similar obligations, including the requirement to file with the SEC a response no later than ten business days from the date of the Offer to Purchase and Circular, which date is September 15, 2006, as to whether it recommends acceptance or rejection of our Offer, that it has no opinion with respect to our Offer or that it is unable to take a position with respect to our Offer.

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

        If the conditions of our Offer are satisfied or waived, we will take up AnorMED Shares validly deposited under the Offer and not withdrawn not later than ten days after the Expiry Time and will pay for the AnorMED Shares taken up as soon as possible, but in any event not later than three business days after taking up the AnorMED Shares. See Section 7 of the Offer to Purchase, "Take-Up of and Payment for Deposited AnorMED Shares".

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY ANORMED SHARES?

        If the conditions of our Offer are satisfied or waived and we take up and pay for the AnorMED Shares validly deposited pursuant to the Offer, we intend, to the extent possible, to acquire any AnorMED Shares not deposited in the Offer for cash consideration per AnorMED Share equal in value to the consideration paid under the Offer:

  •
  by Compulsory Acquisition, if at least 90% of the outstanding AnorMED Shares (on a fully-diluted basis) are validly tendered pursuant to the Offer and not withdrawn; or

  •
  by a Subsequent Acquisition Transaction, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition and the Minimum Tender Condition is satisfied.

        See Section 5 of the Circular, "Purpose of the Offer and the Offeror's Plans for AnorMED", and Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited".

IF THE ANORMED SHARES ARE DEPOSITED AND TAKEN UP, WILL ANORMED CONTINUE AS A PUBLIC COMPANY?

        In all likelihood, no. Following the purchase of AnorMED Shares in our Offer, if over 90% are purchased, we expect to consummate a Compulsory Acquisition. If less than 90% of the outstanding AnorMED Shares are deposited and purchased in our Offer or if for some other reason we cannot complete a Compulsory Acquisition, but the Minimum Tender Condition is satisfied, we intend to complete a Subsequent Acquisition Transaction to acquire the remaining publicly held AnorMED Shares. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited".

        Even if for some reason a Compulsory Acquisition or Subsequent Acquisition Transaction does not take place, if we purchase all of the deposited AnorMED Shares, then there may be so few remaining Shareholders and publicly held AnorMED Shares that the AnorMED Shares will no longer be eligible to be traded on the TSX or the AMEX, there may not be a public trading market for the AnorMED Shares, and AnorMED may cease to make filings with the Canadian securities regulatory authorities and the SEC or otherwise no longer be required to comply with their rules relating to publicly held companies. See Section 14 of the Circular, "Effect of the Offer on the Market for Securities; Public Disclosure by AnorMED; Exchange Act Registration; Margin Requirements".

WILL I HAVE THE RIGHT TO HAVE MY ANORMED SHARES APPRAISED?

        The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their AnorMED Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their AnorMED Shares. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited".

WHAT ARE THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING ANORMED SHARES IN YOUR OFFER?

        In general, a Shareholder who is resident in Canada, who deals at arm's length and is not affiliated with AnorMED and us, who holds AnorMED Shares as capital property and who disposes of such AnorMED Shares under our Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such AnorMED Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such AnorMED Shares immediately before the disposition and any reasonable costs of disposition.

        In general, a Shareholder who is a non-resident of Canada for the purpose of the Income Tax Act (Canada), who deals at arm's length and is not affiliated with AnorMED and us, who holds AnorMED Shares as capital property and not in connection with carrying on a business in Canada and who disposes of such AnorMED Shares under our Offer will not be subject to Canadian federal income tax on any capital gain realized on a disposition of AnorMED Shares under our Offer unless those shares constitute "taxable Canadian property" (within the meaning of the Income Tax Act (Canada)) to such Shareholder and the gain is not otherwise exempt from tax under the Income Tax Act (Canada) pursuant to an exemption contained in an applicable income tax treaty. We encourage you to seek independent tax advice regarding the Canadian federal income tax consequences of depositing your AnorMED Shares in our Offer. See Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations".

WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING ANORMED SHARES IN YOUR OFFER?

        According to its public filings, AnorMED has disclosed that it may be, or has been, a passive foreign investment company (a "PFIC") for United States federal income tax purposes for its taxable year ending March 31, 2006 and prior to that year, it believed it was not a PFIC. If AnorMED had been a PFIC for any taxable year in which AnorMED Shares were held by United States Holders, such United States Holders could be subject to unfavorable tax consequences, including treatment of any gain realized on such shares as ordinary income and an interest charge applicable during the holding period of such shares by the United States Holder beginning with the year AnorMED became a PFIC. These negative consequences could be mitigated if a United States Holder makes a timely qualified electing fund ("QEF") election, and such election is in effect for the first taxable year, and each subsequent year, during which such holder owns AnorMED Shares that AnorMED is a PFIC. AnorMED has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election. If the proposed tender Offer is successful, we intend to employ reasonable commercial efforts to cause AnorMED to provide sufficient information to United States Holders to enable them to make a QEF election.

        In general, if AnorMED has not been a PFIC for United States federal income tax purposes or if AnorMED has been a PFIC but a United States Holder has made a timely QEF election, disposition of AnorMED Shares pursuant to the Offer generally will result in recognition of capital gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the AnorMED Shares so disposed. Such gain or loss generally will be long-term capital gain or loss if such United States Holder has held the AnorMED Shares for more than one year at the time of the exchange. Alternatively, a "mark-to-market" regime could apply in certain circumstances, which would generally cause any gain realized pursuant to the Offer to be treated as ordinary income.

        We encourage you to consult your tax advisor regarding the United States federal income tax consequences of depositing your AnorMED Shares in our Offer, including whether or not (and the procedures) to make a QEF election. See Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

        You may contact CIBC Mellon Trust Company, Mellon Investor Services LLC, Innisfree M&A Incorporated, UBS Securities Canada Inc. or UBS Securities LLC at their respective telephone numbers and locations set out on the back page of the Offer to Purchase and Circular. CIBC Mellon Trust Company is acting as the Depositary; Mellon Investor Services LLC is acting as the U.S. Forwarding Agent; Innisfree M&A Incorporated is acting as the information agent in Canada and the United States; UBS Securities Canada Inc. is acting as dealer manager in Canada and UBS Securities LLC is acting as dealer manager in the United States.

GLOSSARY

        In the Offer to Purchase and Circular, unless the context otherwise requires, the following terms have the meanings set forth below.

"affiliate" has the meaning ascribed thereto in the Securities Act (Ontario).

"Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgment from the participant in DTC depositing the AnorMED Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

"allowable capital loss" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Losses".

"AMEX" means the American Stock Exchange.

"AMF" means the Autorité des marchés financiers (Québec).

"AMF Regulation Q-27" means Regulation Q-27 — Respecting Protection of Minority Securityholders in the Course of Certain Transactions of the Autorité des marchés financiers (Québec).

"AnorMED" means AnorMED Inc., a corporation incorporated under the laws of Canada on January 5, 1996, and, where the context requires, its subsidiaries and joint ventures.

"AnorMED Rights Plan" has the meaning ascribed thereto in paragraph (e) of Section 4 of the Offer to Purchase, "Conditions of the Offer".

"AnorMED Share" means a common share in the capital of AnorMED.

"associate" has the meaning given to it in the Securities Act (Ontario), except where otherwise indicated.

"Baker Brothers" has the meaning ascribed thereto in Section 3 of the Circular, "Background to the Offer".

"Book-Entry Confirmation" means confirmation of a book-entry transfer of a Shareholder's AnorMED Shares into the Depositary's account at CDS or DTC, as applicable.

"business day" means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario.

"CBCA" means the Canada Business Corporations Act.

"CDS" means the Canadian Depositary for Securities Limited.

"CDSX" means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

"Circular" means the offering circular accompanying the Offer to Purchase.

"Code" has the meaning ascribed thereto in Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

"Compulsory Acquisition" has the meaning ascribed thereto in it in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Compulsory Acquisition".

"CRA" means the Canadian Revenue Agency.

"Dealer Managers" means, in Canada, UBS Securities Canada Inc. and, in the United States, UBS Securities LLC.

"Depositary" means CIBC Mellon Trust Company.

"Deposited Shares" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance — Dividends and Distributions".

"Distributions" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance — Dividends and Distributions".

"DTC" means The Depository Trust Company.

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks or trust companies in the United States.

"entities" means, in respect to either AnorMED or the Offeror, collectively, the subsidiaries, associates or other persons in which AnorMED or the Offeror, as appropriate, has a direct or indirect material interest.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Expiry Date" means October 7, 2006 or such other date as is set out in a notice of extension or variation of the Offer issued at any time and from time to time extending the period during which AnorMED Shares may be deposited under the Offer.

"Expiry Time" means 12:01 a.m. (Vancouver time) on the Expiry Date or such other time as is set out in a notice of extension or variation of the Offer issued at any time and from time to time.

"fully-diluted basis" means, with respect to the AnorMED Shares, only that number of AnorMED Shares which would be outstanding if all rights to acquire AnorMED Shares were exercised.

"Genzyme" means Genzyme Corporation, a corporation incorporated under the laws of Massachusetts and, where the context requires, its consolidated subsidiaries, incorporated units and divisions and joint ventures.

"HIV" means human immunodeficiency virus.

"Holder" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations".

"Information Agent" means Innisfree M&A Incorporated.

"Letter of Transmittal" means the letter of transmittal in the form accompanying the Offer to Purchase and Circular (printed on blue paper).

"Minimum Tender Condition" means the condition set out in paragraph (a) of Section 4 of the Offer to Purchase, "Conditions of the Offer".

"Non-Resident Holder" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada".

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery accompanying the Offer to Purchase and Circular (printed on green paper).

"Offer" means the Offeror's offer to purchase the AnorMED Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

"Offer Period" means the period commencing on September 1, 2006 and ending at the Expiry Time.

"Offer to Purchase" means the offer to purchase AnorMED Shares as described herein.

"Offeror" means Dematal Corp., a Nova Scotia unlimited company.

"OSC" means the Ontario Securities Commission.

"OSC Rule 61-501" means Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions.

"Other Securities" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance — Power of Attorney".

"person" means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

"PFIC" means a passive foreign investment company for United States federal income tax purposes.

"Pre-Acquisition Reorganization" has the meaning ascribed thereto in paragraph (r) of Section 4 of the Offer to Purchase, "Conditions of the Offer".

"Proposed Amendments" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations".

"Purchased Securities" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance — Power of Attorney".

"QEF" means a timely qualified electing fund election for United States federal income tax purposes.

"Resident Holder" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada".

"SEC" means the United States Securities and Exchange Commission.

"Shareholder" means a holder of AnorMED Shares.

"Soliciting Dealer Group" has the meaning ascribed thereto in Section 18 of the Circular, "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent".

"Subsequent Acquisition Transaction" has the meaning given to it in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Subsequent Acquisition Transaction".

"Subsequent Offering Period" has the meaning ascribed thereto in Section 5 of the Offer to Purchase, "Extension and Variation of the Offer — Subsequent Offering Period".

"subsidiary" has the meaning ascribed thereto in the Securities Act (Ontario), except where otherwise indicated.

"Take-Up Date" means a date upon which the Offeror takes up or acquires AnorMED Shares pursuant to the Offer.

"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended.

"taxable capital gain" has the meaning ascribed thereto in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Losses".

"trading day" means any day on which trading occurs on the TSX or the AMEX.

"TSX" means the Toronto Stock Exchange.

"United States Holder" has the meaning ascribed thereto in Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

"U.S. Forwarding Agent" means Mellon Investor Services LLC.

"U.S. Securities Act" means the U.S. Securities Act of 1933, as amended.

OFFER TO PURCHASE

        The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer.

September 1, 2006

TO:    THE HOLDERS OF ANORMED SHARES

1.     The Offer

        The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding AnorMED Shares, including AnorMED Shares that may become issued and outstanding after the date of this Offer but before the Expiry Time upon the exercise of any existing options or other rights to acquire AnorMED Shares, at a price of U.S.$8.55 per AnorMED Share.

        The Offer is made only for AnorMED Shares and is not made for any options or other rights to acquire AnorMED Shares. Any holder of such options or other rights to acquire AnorMED Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing AnorMED Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing AnorMED Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures for guaranteed delivery referred to in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        The accompanying Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.     Time for Acceptance

        The Offer is open for acceptance until the Expiry Time, being 12:01 a.m. (Vancouver time) on October 7, 2006, unless withdrawn or extended by the Offeror. The Expiry Time may be extended by the Offeror in its sole discretion as described in Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

3.     Manner of Acceptance

  Letter of Transmittal

        The Offer may be accepted by delivering the following documents to the Depositary or the U.S. Forwarding Agent at any of the offices identified on the Letter of Transmittal and on the back cover of the Offer to Purchase and Circular, so as to be received at or prior to the Expiry Time:

  (a)
  the certificate or certificates representing the AnorMED Shares in respect of which the Offer is being accepted;

  (b)
  a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

  (c)
  any other documents required by the instructions set out in the Letter of Transmittal.

        Participants of CDS or DTC should contact the Depositary with respect to the deposit of their AnorMED Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such AnorMED Shares under the terms of the Offer.

        In addition, AnorMED Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery described below under the heading "Procedure for Guaranteed Delivery".

        The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary or the U.S. Forwarding Agent (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the AnorMED Shares being deposited, or if the AnorMED Shares not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the share registers of AnorMED, or if payment is to be issued in the name of a person other than the registered owner(s) of the AnorMED Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the AnorMED Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

  Currency of Payment

        The cash payable under the Offer will be denominated in United States dollars.

  Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit AnorMED Shares pursuant to the Offer and the certificate(s) representing the AnorMED Shares are not immediately available, the Shareholder cannot complete the procedure for book-entry transfer on a timely basis or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, those AnorMED Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing all deposited AnorMED Shares, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) relating to such AnorMED Shares, with any required signature guarantees, or a Book-Entry Confirmation with respect to the deposited AnorMED Shares (and in the case of a book-entry transfer into the Depositary's account at DTC, either a properly completed and duly executed Letter of Transmittal or an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m (Vancouver time) on the third trading day on the TSX after the Expiry Date.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying AnorMED Share certificate(s) to any office other than the Toronto, Ontario office does not constitute delivery for purposes of satisfying a guaranteed delivery.

  Book-Entry Transfer

        Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder's AnorMED Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of AnorMED Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

        Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore any book-based transfer of AnorMED Shares into the Depositary's account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

        Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and executed Letter of Transmittal (or a facsimile thereof), including signature guarantee if required, and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder's AnorMED Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of AnorMED Shares may be effected through book-entry transfer at DTC, either an Agent's Message in respect thereof, or a Letter of Transmittal (or a facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent's Message should be sent to the Depositary and should not be sent to the U.S. Forwarding Agent.

  General

        In all cases, payment for AnorMED Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the AnorMED Shares or book-entry transfer of AnorMED Shares into the appropriate account, a Letter of Transmittal or a facsimile thereof, properly completed and duly executed, covering those AnorMED Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or an Agent's Message in connection with a book-entry transfer into the Depositary's account with DTC, and any other required documents.

        The method of delivery of certificates representing AnorMED Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

        Shareholders whose AnorMED Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their AnorMED Shares under the Offer.

        All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any AnorMED Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any AnorMED Shares. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

        Depositing Shareholders will not be obligated to pay any brokerage fee or commission with respect to the purchase of AnorMED Shares by the Offeror pursuant to the Offer, if they are the record owners of the AnorMED Shares and if they accept the Offer by depositing their AnorMED Shares directly with the Depositary, the U.S. Forwarding Agent or they use the services of a member of the Soliciting Dealer Group. If a depositing Shareholder owns AnorMED Shares through a broker or other nominee and such broker or nominee deposits

AnorMED Shares on the Shareholder's behalf, the broker or nominee may charge a fee for performing this service.

  Dividends and Distributions

        Subject to the terms and conditions of the Offer and subject, in particular, to AnorMED Shares being validly withdrawn by or on behalf of a depositing Shareholder and, except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the AnorMED Shares covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Shares") and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

  Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of AnorMED Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) irrevocably constitutes and appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the AnorMED Shares covered by the Letter of Transmittal, or on whose behalf a book-entry transfer is made and/or Agent's Message sent, with respect to AnorMED Shares registered in the name of the holder on the books of AnorMED and deposited pursuant to the Offer and purchased by the Offeror (the "Purchased Securities"), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities"), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 10 of the Offer to Purchase, "Adjustments; Liens".

        The power of attorney granted irrevocably upon execution of a Letter of Transmittal (or in connection with a book-entry transfer of AnorMED Shares into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) shall be effective on and after the Take-Up Date, with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

  (a)
  register or record the transfer and/or cancellation of Purchased Securities and Other Securities on the share registers of AnorMED;

  (b)
  transfer ownership of the Purchased Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

  (c)
  execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any person or persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of AnorMED;

  (d)
  execute, endorse and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

  (e)
  exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Transmittal.

        A Shareholder who executes a Letter of Transmittal or who deposits AnorMED Shares by making a book-entry transfer into the Depositary's account at CDS or who causes an Agent's Message to be transmitted in connection with a book-entry transfer into the Depositary's account at DTC also agrees, effective on and after the Take-Up Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies or authorizations or consents may be given by such person with respect thereto.

  Further Assurances

        A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, who causes an Agent's Message to be transmitted, who is deemed, in either case to have completed and submitted a Letter of Transmittal) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

  Formation of Agreement

        The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:

  (a)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, has full power and authority to deposit, sell, assign and transfer the deposited AnorMED Shares and any Other Securities being deposited;

  (b)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, owns (including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the AnorMED Shares and any Other Securities being deposited;

  (c)
  the deposited AnorMED Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the AnorMED Shares and Other Securities, to any other person;

  (d)
  the deposit of the AnorMED Shares and Other Securities complies with applicable laws (including with Rule 14e-4 under the Exchange Act); and

  (e)
  when the AnorMED Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.     Conditions of the Offer

        Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror shall have the right to (i) withdraw the Offer and to not take up and pay for, or (ii) extend the period of time during which the Offer is open and to postpone taking up and paying for, any AnorMED Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

  (a)
  there shall have been validly deposited and not withdrawn at the Expiry Time such number of AnorMED Shares which constitutes at least 66 2/3% of the AnorMED Shares outstanding at the Expiry Time (calculated on a fully-diluted basis) (the "Minimum Tender Condition");

  (b)
  all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror's reasonable judgment, are necessary or desirable to complete the Offer, Compulsory Acquisition or Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment;

  (c)
  the Offeror shall have determined in its reasonable judgment that there shall not exist any prohibition at law against the Offeror making or maintaining the Offer or taking up and paying for any AnorMED Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

  (d)
  the Offeror shall have determined in its reasonable judgment that (A) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or department or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law and (B) no law regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied:

  (i)
  to cease trade, enjoin, prohibit, delay or impose material limitations or conditions on or make materially more costly the purchase by or the sale to the Offeror of the AnorMED Shares or the right of the Offeror to own or exercise full rights of ownership of the AnorMED Shares or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction;

  (ii)
  which, if the Offer was consummated, could in the Offeror's sole judgment, adversely affect the Offeror or its affiliates considered individually or on a consolidated basis, or, whether or not the Offer was consummated, AnorMED or its subsidiaries considered individually or on a consolidated basis;

  (iii)
  which challenges or would prevent or make uncertain the ability of the Offeror or its affiliates to effect a Compulsory Acquisition or Subsequent Acquisition Transaction; or

  (iv)
  which requires divestiture by the Offeror of any AnorMED Shares;

  (e)
  AnorMED shall not have adopted a shareholder rights plan that provides rights to the Shareholders to purchase any securities of AnorMED as a result of this Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction (an "AnorMED Rights Plan"), or if an AnorMED Rights Plan is adopted, it shall not and will not, in the Offeror's reasonable judgment, adversely affect the Offer or the Offeror, either before or on consummation of the Offer, or the purchase of any AnorMED Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction;

  (f)
  the Offeror shall have determined in its sole judgment that there shall not have occurred (or if there shall have occurred prior to the commencement of the Offer, there shall not have been generally disclosed or the Offeror shall not otherwise have discovered) since the date of the Offer to Purchase any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, results of operations, cash flows, properties, articles, by-laws, licences, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of AnorMED or its subsidiaries which is or may be adverse to AnorMED or any of its subsidiaries or the value of the AnorMED Shares to the Offeror;

  (g)
  the Offeror shall have determined in its sole judgment that no property right, franchise or license of AnorMED or any of its subsidiaries or the Offeror or any of its affiliates has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, or threatened to be impaired or adversely affected, whether as a result of the making of the Offer, the taking up and paying for AnorMED Shares deposited under the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, or otherwise;

  (h)
  the Offeror shall have determined in its reasonable judgment that no covenant, term or condition exists in any instrument or agreement to which AnorMED or any of its subsidiaries is a party or to which any of their properties or assets are subject which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the AnorMED Shares under the Offer, including without limitation any default, right of termination, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the AnorMED Shares under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

  (i)
  there will not have occurred any actual or threatened change to the Tax Act (including any proposal by the Minister of Finance (Canada) to amend the Tax Act or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change to the Tax Act) that, in the reasonable judgment of the Offeror, directly or indirectly, has or may have adverse significance with respect to the current or anticipated business or operations of any of Genzyme or AnorMED or their respective affiliates or with respect to the regulatory regime applicable to their respective businesses and operations, with respect to any potential integration of AnorMED and its subsidiaries with Genzyme or its affiliates or any reorganization of AnorMED or Genzyme or their respective affiliates in connection with any such potential integration, or with respect to completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

  (j)
  the Offeror shall have determined in its sole judgment that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, action, government regulation, inquiry or other occurrence of any nature whatsoever which adversely affects or involves, or may adversely affect or involve, the general economic, financial, currency exchange, securities or biotechnology and biopharmaceutical industries in Canada or elsewhere, or the financial condition, business, operations, assets, affairs or prospects of AnorMED or any of its subsidiaries, or which makes it inadvisable for the Offeror to proceed with the Offer or taking up and paying for AnorMED Shares deposited under the Offer;

  (k)
  there shall not have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada;

  (ii)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada;

  (iii)
  any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States or Canada;

  (iv)
  a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any attack on, or outbreak or act of terrorism involving the United States or Canada;

  (v)
  a material change in the United States, Canadian or other currency exchange rates or a suspension or a limitation on the markets thereof; or

    (vi)
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (l)
  the Offeror shall have determined in its sole judgment that none of AnorMED or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action, which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the AnorMED Shares under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of AnorMED (other than any such sale, disposition or other dealing between AnorMED and any wholly-owned subsidiary of AnorMED), any issuance of securities (other than the exercise of currently vested stock options) or options to purchase securities, the payment of any dividends or other distributions or payments, any acquisition from a third party of assets (except in the ordinary course of business consistent with past practice) or securities by AnorMED, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving AnorMED or any capital expenditure by AnorMED or any of its entities not in the ordinary course of business and consistent with past practice, entering into, modifying or terminating any agreement or arrangement with any directors, senior officers or employees except for such agreements and arrangements entered into, modified or terminated in the ordinary course of business consistent with past practice, instituting, cancelling or modifying of any pension plan or other employee benefit arrangement, any material change to its articles of incorporation or by-laws, altering material terms of any of its material agreements or licenses, incurring any debt outside of the ordinary course of business consistent with past practice or any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to AnorMED, or any agreement to engage in any of the foregoing;

  (m)
  no person, entity or "group" (within the meaning of Section 13(d)-(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of AnorMED's equity securities (including without limitation AnorMED Shares) through the acquisition of shares, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of AnorMED's equity securities (including without limitation AnorMED Shares) other than the acquisition for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on the date of the Offer, and no such person, entity or group, which before the date of the Offer had filed such a Schedule with the SEC, shall have acquired or proposed to acquire, through the acquisition of shares, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of AnorMED's equity securities (including without limitation the AnorMED Shares);

  (n)
  the Offeror shall have determined in its reasonable judgment (i) that there has not occurred any change in the compensation paid or payable by AnorMED or its subsidiaries to their directors, officers or employees including the granting of additional shares, stock options or bonuses since June 30, 2006 and (ii) that AnorMED has publicly disclosed all material terms of any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements, including the amount of any severance or termination payments payable thereunder;

  (o)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of AnorMED with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States, including any prospectus, annual information form, financial statement, material change report, management proxy circular, press release or in any document so filed or released by AnorMED to the public which the Offeror shall have determined in its sole judgment is adverse or makes it inadvisable for the Offeror to proceed with the Offer, or the taking up and paying for AnorMED Shares deposited under the Offer;

  (p)
  the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to AnorMED and its affiliates and subsidiaries, including access to management of AnorMED, as may be given, provided or made available by AnorMED or any of its affiliates or subsidiaries at any time since January 1, 2006 or at any time after the announcement of the Offer to any other person considering (or seeking such information in order to consider) any take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture, licensing, partnering or similar transaction involving AnorMED or any of its affiliates or subsidiaries, on substantially the same terms and conditions as may be imposed on any such person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with or would render the Offeror unable to make the Offer or a revised offer, to take up and pay for any AnorMED Shares deposited to such an offer or to complete the acquisition of the AnorMED Shares pursuant to the terms of the Offer or to effect a Compulsory Acquisition or Subsequent Acquisition Transaction, and the Offeror shall have been satisfied with the results of its review of such information;

  (q)
  the directors of AnorMED shall have committed (i) to effect an orderly transition of the board of directors contemporaneously with or forthwith after the Offeror takes up and pays for the AnorMED Shares, including, if requested, resigning in favour of such nominees as may be specified by the Offeror and (ii) to release AnorMED from all claims as directors, other than existing rights to indemnification and insurance and customary directors fees and expenses for attendance at meetings of the board of directors; and

  (r)
  AnorMED and its subsidiaries shall have (i) effected such reorganizations of their business, operations and assets or such other transactions as the Offeror may request (each a "Pre-Acquisition Reorganization") and (ii) co-operated with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any of the conditions (including any action or inaction by the Offeror giving rise to any such conditions) or may be waived by the Offeror in whole or in part, at any time and from time to time, prior to the Expiry Time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

  General

        Any waiver of a condition in respect of the Offer or the withdrawal of the Offer in accordance with this Section 4 shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", and provide a copy of the aforementioned public announcement to the TSX and AMEX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any AnorMED Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited AnorMED Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror's expense. See Section 8 of the Offer to Purchase, "Return of Deposited AnorMED Shares".

5.     Extension and Variation of the Offer

        The Offer is open for acceptance up to and including, but not after, the Expiry Time, unless the Offer is withdrawn or extended by the Offeror.

        Subject to the following, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for the Offer or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose AnorMED Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery". The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the TSX and AMEX and the applicable securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and to be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror unless the Offeror first takes up all AnorMED Shares validly deposited under the Offer and not withdrawn.

        Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of AnorMED Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (Vancouver time).

        If, at any time before the Expiry Time or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", to all Shareholders whose AnorMED Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX and AMEX and the applicable securities regulatory authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

        During any such extension or in the event of any such variation or change in information, all AnorMED Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares". An extension of the Offer Period for the Offer, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer".

        If, before the Expiry Time, the consideration being offered for the AnorMED Shares is increased, such increased consideration will be paid to all depositing Shareholders whose AnorMED Shares are taken up under the Offer whether or not such AnorMED Shares were taken up before the increase.

  Subsequent Offering Period

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three business days and not to exceed 20 business days (a "Subsequent Offering Period") following the Expiry Time. The Offeror may include a Subsequent Offering Period with respect to the Offer so long as:

  (a)
  the Offer was open for at least 20 business days and has expired;

  (b)
  the Offer was for all outstanding AnorMED Shares;

  (c)
  the Offeror takes up and promptly pays for all AnorMED Shares deposited during the Offer;

  (d)
  the Offeror forthwith announces the results of the Offer, including the approximate number and percentage of AnorMED Shares deposited, and in any event no later than 9:00 a.m. (Toronto time) on the next business day after the Expiry Time and immediately begins the Subsequent Offering Period;

  (e)
  the Offeror immediately takes up and promptly pays for AnorMED Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

  (f)
  the Offeror pays the same form and amount of consideration for all AnorMED Shares deposited during the Subsequent Offering Period with respect to the Offer.

        For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the day after the Expiry Time, following the satisfaction or waiver of all conditions of the Offer and the take-up of all AnorMED Shares then deposited under the Offer, during which Shareholders may deposit AnorMED Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended and during which period Shareholders may deposit AnorMED Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. The Offeror does not currently intend to include a Subsequent Offering Period with respect to the Offer, although it reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States federal securities laws, it will include a statement of its intention to do so in the press release announcing the results of the Offer disseminated forthwith, and in any event no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", to all holders of AnorMED Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing AnorMED Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of deposited AnorMED Shares during any Subsequent Offering Period, if there is one, at any time prior to such AnorMED Shares being purchased by the Offeror under the Offer. Subject to the following sentence, the Expiry Time with respect to the Offer shall be 12:01 a.m. (Vancouver time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer", be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period. If the consideration being offered for the AnorMED Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose AnorMED Shares are taken up under the Offer without regard to when such AnorMED Shares are taken up under the Offer by the Offeror.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the Exchange Act, if the Offeror elects to make a Subsequent Offering Period available with respect to an Offer, the Subsequent Offering Period will be open for at least ten days from the date of notice of extension and will not exceed 20 business days from the Expiry Time. The Offeror will promptly take up and pay for all AnorMED Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.     Withdrawal of Deposited AnorMED Shares

        Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of AnorMED Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any AnorMED Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

  (a)
  at any time prior to the AnorMED Shares being taken up by the Offeror pursuant to the Offer;

  (b)
  if the AnorMED Shares have not been paid for by the Offeror within three business days after having been taken up;

  (c)
  at any time before the expiration of ten days from the date upon which either:

  (i)
  a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the AnorMED Shares pursuant to the Offer where the time for deposit is not extended for a period greater than ten days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited AnorMED Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities; or

  (d)
  at any time after 60 days from the commencement of the Offer, provided that the AnorMED Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or the U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited AnorMED Shares, of the notice of withdrawal in respect of such AnorMED Shares.

        Withdrawals of AnorMED Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such AnorMED Shares were deposited, and such notice must be actually received by the Depositary or the U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited AnorMED Shares, at the place of deposit of the AnorMED Shares within the time limits indicated above. A notice of withdrawal must:

  (a)
  be made by a method, including facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy;

  (b)
  be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the AnorMED Shares which are to be withdrawn; and

  (c)
  specify such person's name, the number of AnorMED Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the AnorMED Shares to be withdrawn.

        If AnorMED Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, "Manner and Acceptance — Book-Entry Transfer", such notice of withdrawal must also specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn AnorMED Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

        The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited AnorMED Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of AnorMED Shares deposited for the account of an Eligible Institution.

        Withdrawals may not be rescinded and any AnorMED Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn AnorMED Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, "Manner of Acceptance". Once the Offeror accepts the deposited AnorMED Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

        If the Offeror extends the Offer, is delayed in taking up or paying for AnorMED Shares or is unable to take up or pay for AnorMED Shares for any reason, then, without prejudice to the Offeror's other rights, AnorMED Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such AnorMED Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for AnorMED Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act or by applicable Canadian securities laws. Rule 14e-1(c) under the Exchange Act requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer. Under applicable Canadian securities laws, the Offeror must take up and pay for AnorMED Shares that have been deposited under the Offer where all the terms and conditions of the Offer have been complied with or waived not later than ten days after the expiry of the Offer. Any AnorMED Shares taken up by the Offeror must be paid for as soon as possible, and in any event not more than three business days after they have been taken up.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 20 of the Circular, "Offeree's Statutory Rights".

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

7.     Take-Up of and Payment for Deposited AnorMED Shares

        Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 4 of the Offer to Purchase, "Conditions of the Offer") and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Offeror will take up AnorMED Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares", not later than ten days after the Expiry Time and will pay for the AnorMED Shares taken up as soon as possible, but in any event not later than three business days after taking up the AnorMED Shares. Any AnorMED Shares deposited under the Offer after the date on which the Offeror first takes up AnorMED Shares will be taken up and paid for not later than ten days after such deposit.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment AnorMED Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario.

        Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable AnorMED Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable AnorMED Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any AnorMED Shares or to terminate the Offer and not take up or pay for any AnorMED Shares if any condition specified in Section 4 of the Offer to Purchase, "Conditions of the Offer", in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. Subject to compliance with Rules 14d-1(d)(2) and 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any AnorMED Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. See Section 4 of the Offer to Purchase, "Conditions of the Offer". If, for any reason whatsoever, the take-up of any AnorMED Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up AnorMED Shares deposited pursuant to the Offer, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited AnorMED Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares".

        The Offeror will pay for AnorMED Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary), in each case for transmittal to Shareholders. The Depositary will act as the agent of persons who have deposited AnorMED Shares in acceptance of the Offer for the purpose of receiving cash payment from the Offeror and transmitting such cash payment to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing AnorMED Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing AnorMED Shares on the purchase price of AnorMED Shares purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Shareholder who has validly deposited and not withdrawn his or her AnorMED Shares under the Offer will be made by the Depositary forwarding a cheque payable in United States funds, representing the cash consideration to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited AnorMED Shares. Unless the person depositing AnorMED Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the AnorMED Share register maintained by or on behalf of AnorMED. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

8.     Return of Deposited AnorMED Shares

        If any deposited AnorMED Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more AnorMED Shares than are deposited, certificates for unpurchased AnorMED Shares will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by either (i) sending new certificates representing AnorMED Shares not purchased or by returning the deposited certificates (and other relevant documents) by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of AnorMED or (ii) in the case of AnorMED Shares deposited by book-entry transfer into the Depositary's account at CDS or DTC, as applicable, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance — Book-Entry Transfer", such AnorMED Shares will be credited to the depositing holder's account maintained with CDS or DTC, as applicable.

9.     Mail Service Interruption

        Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates, and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) for AnorMED Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any such determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with the provisions set out under Section 11 of the Offer to Purchase, "Notice and Delivery". Notwithstanding Section 7 of the Offer to Purchase, "Take-Up of and Payment for Deposited AnorMED Shares", cheques, share certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.   Adjustments; Liens

        If, on or after the date of the Offer, AnorMED should divide, combine, reclassify, consolidate, convert or otherwise change any of the AnorMED Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

        AnorMED Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, security interests, claims and equities or other rights of others of any kind whatsoever and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of Offer on or in respect of the AnorMED Shares, whether or not separated from the AnorMED Shares, but subject to any AnorMED Shares being validly withdrawn by or on behalf of a depositing Shareholder.

        If, on or after the date of the Offer, AnorMED should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the AnorMED Shares, that is payable or distributable to the Shareholders on a record date that precedes the date of transfer of the AnorMED Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of AnorMED in respect of the AnorMED Shares accepted for purchase pursuant to the Offer, then without prejudice to the Offeror's rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such AnorMED Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per AnorMED Share payable by the Offeror pursuant to the Offer, the cash purchase price per AnorMED Share, as the case may be, pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per AnorMED Share, as the case may be, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

        The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations", and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

11.   Notices and Delivery

        Without limiting any lawful means of giving notice, and except as otherwise provided in the Offer, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of AnorMED in respect of the AnorMED Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material facts thereof:

  (a)
  is given to the TSX or the AMEX for dissemination through their respective facilities;

  (b)
  is published once in the National Edition of The Globe and Mail or The National Post, together with La Presse and The Wall Street Journal; or

  (c)
  is given to the Canada News Wire Service and the Dow Jones News Wire Service for dissemination through their respective facilities.

        The Offer to Purchase and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the share register maintained by or on behalf of AnorMED in respect of the AnorMED shares or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of AnorMED Shares when such list or listing is received.

        Whenever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the U.S. Forwarding Agent in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Market Purchases

        Neither the Offeror nor its affiliates will bid for or make purchases of AnorMED Shares during the Offer Period other than those AnorMED Shares deposited to the Offer.

        Subject to compliance with applicable securities laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any AnorMED Shares taken up and paid for under the Offer, although the Offeror has no current intention to do so.

13.   Other Terms of the Offer

        The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the AnorMED Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing AnorMED Shares to receive prompt payment for AnorMED Shares validly deposited and taken up pursuant to the Offer.

        No broker, dealer or other person (including the Depositary, the U.S. Forwarding Agent, the Information Agent, the Dealer Managers or any member of the Soliciting Dealer Group) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary, the U.S. Forwarding Agent, the Information Agent, the Dealer Managers or any member of the Soliciting Dealer Group for the purposes of the Offer.

        The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

        The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of AnorMED Shares.

        The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

        The Offer to Purchase and Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, AnorMED, the Offeror and Genzyme.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, AnorMED is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 of the Exchange Act, setting forth the position of AnorMED's board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular, "AnorMED".

DATED: September 1, 2006

DEMATAL CORP.
(Signed) PETER WIRTH Secretary and Director

CIRCULAR

        This Circular is furnished in connection with the accompanying Offer to Purchase dated September 1, 2006 by the Offeror to purchase all of the issued and outstanding AnorMED Shares (including AnorMED Shares that may become issued and outstanding after the date of this Offer upon the exercise of any existing options of AnorMED or other rights to purchase AnorMED Shares). The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders are urged to refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Capitalized terms used in this Circular, where not otherwise defined, have the same meaning as in the Offer to Purchase unless the context otherwise requires.

        Except as otherwise indicated, the information concerning AnorMED contained in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by AnorMED to disclose events that may have occurred or may affect the significance or accuracy of any information.

1.     The Offeror and Genzyme

  The Offeror

        The Offeror was incorporated as a Nova Scotia unlimited company on August 17, 2006 as "Dematal Corp.", and is a direct wholly-owned subsidiary of Genzyme. The Offeror has not conducted any business other than in respect of the Offer. The registered office of the Offeror is located at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, Canada B3J 3N2.

  Genzyme

        Genzyme is a Massachusetts corporation with its principal executive offices located at 500 Kendall Street, Cambridge, Massachusetts, United States 02142. The telephone number at that location is (617) 252-7500. Genzyme is a publicly-held, global biotechnology company focused on rare inherited disorders, kidney disease, cancer, transplant and immune diseases, orthopaedics and diagnostic testing. Genzyme's 8,500 employees worldwide serve patients in more than 80 countries. Genzyme's shares are traded on the Nasdaq under the symbol "GENZ".

        Genzyme files annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., United States 20549. Such reports and information are also available through the Internet website maintained by the SEC at "www.sec.gov".

2.     AnorMED

        AnorMED was incorporated under the CBCA on January 5, 1996 as "AnorMED Inc." Its corporate head office is located at 200 – 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5. Its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1B3.

        AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of haematology, oncology and HIV, based on AnorMED's research into chemokine receptors. AnorMED's product pipeline includes Mozobil, currently in Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof-of-principle Phase I/II studies in HIV patients; and several novel classes of compounds in preclinical development that target specific chemokine receptors known to be involved in a variety of diseases.

  Share Capital of AnorMED

        The authorized capital of AnorMED consists of an unlimited number of AnorMED Shares, without par value, and an unlimited number of preferred shares issuable in series, without par value.

        According to an August 28, 2006 AnorMED press release, there were issued and outstanding (i) 41,660,411 AnorMED Shares, (ii) no preferred shares and (iii) options to acquire an aggregate of 2,739,572 AnorMED Shares under AnorMED's stock option plan.

        AnorMED is a "reporting issuer" or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at "www.sedar.com".

        The AnorMED Shares are registered under the Exchange Act. Accordingly, AnorMED is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., United States 20549. Such reports and other information are also available through the Internet website maintained by the SEC at "www.sec.gov".

3.     Background to the Offer

        Genzyme and AnorMED initiated discussions in October 2005 relating to a potential licensing arrangement with respect to commercializing Mozobil, AnorMED's lead drug candidate product which had entered Phase III clinical trials for haematopoietic stem cell mobilization for haematopoietic stem cell transplantation in cancer patients.

        On December 23, 2005, in response to AnorMED's request, Genzyme submitted a non-binding term sheet containing a proposed European licensing arrangement with respect to Mozobil along with a letter indicating Genzyme's interest in expanding the relationship to a global collaboration (including North American rights) for the development and commercialization of Mozobil. Senior management from both parties had several follow-up discussions concerning such a potential expanded relationship including a meeting in San Francisco on January 10, 2006.

        On January 26, 2006, AnorMED announced that it had received a requisition to convene a special meeting of Shareholders for the purpose of replacing the existing board of directors with nominees designated by Mr. Felix Baker and his brother (the "Baker Brothers"), who at that time exercised control over approximately 22.8% of the outstanding AnorMED Shares. On February 2, 2006, AnorMED announced that a special meeting of Shareholders would convene on April 11, 2006 to consider the Baker Brothers' requisition.

        Discussions between Genzyme and AnorMED concerning a potential licensing or collaboration arrangement for Mozobil continued during January and February 2006. On February 13-14, 2006, representatives of Genzyme and AnorMED met to further discuss a Mozobil collaboration and Genzyme representatives were also given an opportunity to conduct due diligence with respect to Mozobil at AnorMED's offices in Langley, British Columbia.

        Following a subsequent meeting of the parties in Toronto on February 23, 2006, Genzyme submitted a proposal of terms and conditions for a collaboration and license agreement on February 24, 2006. As had been discussed by the parties, the terms and conditions contemplated a worldwide development and commercialization collaboration whereby the parties would share all associated costs and profits in accordance with a formula to be agreed upon in a definitive agreement.

        AnorMED responded generally to Genzyme's proposal on February 27, 2006 by suggesting some changes to the structure of the relationship and certain of the economic considerations. During March 2006, the parties continued to discuss the potential development and commercialization structure culminating in Genzyme submitting a first draft of a collaboration and license agreement to AnorMED on March 22, 2006.

        The Baker Brothers' information circular, dated March 29, 2006, prepared for purposes of the special Shareholders meeting, indicated that if the Baker Brothers' slate of nominees were elected to AnorMED's board of directors, AnorMED would not pursue a global partnership for Mozobil in the near term.

        On March 31, 2006, AnorMED responded to Genzyme's initial draft of the proposed collaboration and license agreement by providing a revised draft reflecting its comments and edits to Genzyme's initial draft.

AnorMED simultaneously communicated that, although an additional due diligence opportunity would be made available to Genzyme with respect to Mozobil, AnorMED would not be in a position to execute the proposed collaboration and license agreement until after the special Shareholders meeting.

        In light of these developments, Genzyme decided to approach Mr. Baker and AnorMED's board of directors to make a proposal to acquire AnorMED. Mr. Peter Wirth, Executive Vice President of Genzyme, together with a representative of UBS, Genzyme's financial advisor, met with Mr. Baker on April 6, 2006 at Mr. Baker's offices in New York City to indicate Genzyme's interest in pursuing an acquisition of AnorMED. Mr. Baker indicated that the matter should be deferred pending the outcome of the Shareholders meeting.

        On April 7, 2006, Genzyme, recognizing that the Baker Brothers' proposed slate of directors might not be willing to consider an acquisition by Genzyme until it had sufficiently familiarized itself with the company, submitted a proposal to AnorMED's then existing board of directors pursuant to which Genzyme would acquire all of the issued and outstanding AnorMED Shares at a price of U.S.$7.75 per share. Although AnorMED's board of directors did not formally respond to this proposal, Genzyme and its legal and financial advisors had discussions with AnorMED's management and legal and financial advisors in which it was conveyed that AnorMED was not inclined to pursue negotiations in respect of the proposal at that price.

        On April 6-7, 2006, in parallel with these communications, representatives of Genzyme conducted due diligence with respect to Mozobil at AnorMED's offices in Langley, British Columbia.

        On April 13, 2006, Genzyme submitted a revised acquisition proposal at a price of U.S.$8.55 per share. On April 14, 2006, AnorMED's corporate secretary responded that AnorMED's board of directors was unable to convene prior to the indicated expiry time in Genzyme's revised proposal in order to consider it.

        On April 21, 2006, the eight individuals nominated by the Baker Brothers were elected to AnorMED's board of directors.

        On April 27, 2006, Mr. Wirth spoke via telephone with Mr. Baker to reiterate Genzyme's interest in Mozobil and its desire to enter into a dialogue with the newly elected board of directors with respect to the previously proposed global partnership opportunity.

        On May 3, 2006, Mr. Wirth spoke via telephone with Mr. Kenneth Galbraith in his capacity as the newly elected Chair of the AnorMED board of directors. Mr. Wirth and Mr. Galbraith discussed the various opportunities available to the company and Mr. Galbraith indicated that the new board of directors would be meeting in the following weeks to formulate AnorMED's strategy with respect to such opportunities.

        On May 9, 2006 in New York City, Mr. Wirth met with Mr. Baker, Mr. Galbraith, and Mr. Joseph Dougherty, a new director of AnorMED, to present Genzyme's views on the Mozobil opportunity and the principal execution challenges faced by AnorMED in maximizing this opportunity for the benefit of its Shareholders and patients who are awaiting this product.

        On May 24, 2006, AnorMED announced that Dr. Michael Abrams resigned as AnorMED's President and Chief Executive Officer and from the board of directors.

        On May 30, 2006, Mr. Wirth and Mr. Galbraith spoke via telephone. Mr. Galbraith indicated that AnorMED was inclined to develop Mozobil with its own resources and to reserve any decisions on partnering until the Phase III trials of Mozobil had been completed.

        On June 13, 2006, AnorMED announced that it would possibly need to raise additional equity capital, monetize non-core assets, partner non-Mozobil programs and/or enter into partnering arrangements for Mozobil in order to fund development costs and pre-commercial activities relating to Mozobil and other pipeline products. In addition, the company indicated that if sufficient capital were unavailable from these sources on a timely basis, the company could take steps to reduce its cash expenditures by reducing or deferring spending on non-Mozobil programs or delaying the expansion of additional Mozobil studies.

        On July 27, 2006, AnorMED reiterated the financing strategy it had announced on June 13, 2006 stating that, among other things, "[f]urther funding to improve financial longevity and increase flexibility in future spending may also include raising additional equity capital".

        On August 3, 2006, Genzyme's board of directors met to approve an approach to AnorMED's board of directors regarding a renewed proposal to acquire AnorMED and, in the event that AnorMED's board of directors did not support the proposal, Genzyme's board of directors authorized an approach directly to the AnorMED Shareholders in the form of a tender offer for all of the issued and outstanding AnorMED Shares.

        On August 8, 2006, Mr. Wirth and a representative of UBS had a teleconference with Mr. Baker to inform him that Genzyme remained interested in acquiring AnorMED at a price of U.S. $8.55 per AnorMED Share and that Genzyme intended to send an acquisition proposal to the AnorMED board of directors in order to reinitiate negotiations. Mr. Wirth also had a subsequent telephone conversation with Mr. Galbraith, in his capacity as Chair of AnorMED's board of directors, to inform him of Genzyme's intentions. The acquisition proposal was sent to Messrs. Baker and Galbraith on August 8, 2006 via electronic mail followed by a facsimile transmission to AnorMED's legal representative.

        In the acquisition proposal, Genzyme noted its belief that AnorMED continued to face a number of challenges during this critical stage in the development of Mozobil, particularly with respect to the following:

  •
  the need to rebuild AnorMED senior executive leadership and to recruit and retain experienced clinical and regulatory staff capable of completing the ongoing clinical trials, finalizing the associated clinical study reports and preparing what will be complicated applications for marketing approvals for Mozobil from various regulatory authorities;

  •
  the execution risks associated with clinical development generally, and particularly with the development of a product such as Mozobil without a global infrastructure or sufficient regulatory and commercial expertise where the product's long-term commercial potential will depend significantly on unit pricing supported by convincing pharmacoeconomic data that demonstrates the value of the product to patients and to the overall healthcare system;

  •
  the expense involved and the execution risks associated with building a commercialization infrastructure from scratch in both North America and Europe in advance of product approval; and

  •
  the challenges of obtaining sufficient financial resources on a timely basis to fund the company's operating, developmental and infrastructure needs in a potentially difficult capital market and at the cost of significant dilution for current Shareholders.

        Genzyme expressed its belief that these challenges may ultimately prevent the Shareholders from realizing the significant value potential that has been created by AnorMED's early development work. As more time passes, Genzyme suggested, the potential value of the Mozobil opportunity, and therefore of AnorMED as a whole, may erode further, since there is significant risk that the approval and commercialization of Mozobil will be delayed and that it will ultimately proceed in a suboptimal fashion.

        On August 10, 2006, Mr. Galbraith called Mr. Wirth to acknowledge receipt of Genzyme's acquisition proposal. Mr. Galbraith said that each member of AnorMED's board of directors was being provided a copy of the proposal and that AnorMED had commenced discussions with potential financial advisors but that one had not yet been retained. Mr. Galbraith said that he intended to contact Mr. Wirth to indicate whether AnorMED would be interested in pursuing discussions regarding the acquisition proposal.

        On August 14, 2006, Mr. Galbraith had a telephone conversation with Mr. Wirth in which he reported that in response to Genzyme's acquisition proposal, AnorMED had decided to accelerate its internal strategic review. In this regard, AnorMED had hired Goldman Sachs as its financial advisor, and a meeting of Mr. Baker, Mr. Galbraith and representatives of Goldman Sachs was scheduled for August 18, 2006 in Langley, British Columbia. Mr. Galbraith said that he would contact Mr. Wirth following that meeting to advise him as to AnorMED's intended strategic review process.

        On August 16, 2006, representatives of UBS had a teleconference with representatives of Goldman Sachs to discuss Genzyme's acquisition proposal and the timing of AnorMED's strategic review process.

        On August 18, 2006, Mr. Galbraith called Mr. Wirth following his meeting with Mr. Baker and representatives of Goldman Sachs. Mr. Galbraith reported that AnorMED's board of directors was scheduled to meet the following week to consider whether to continue pursuing AnorMED's existing strategy of developing

Mozobil with its own resources or to consider a sale of the company, and if so, whether to proceed with Genzyme's acquisition proposal.

        On August 28, 2006, AnorMED announced that it had filed a preliminary short form base shelf prospectus with securities regulatory authorities in Canada and a corresponding shelf registration statement with the SEC providing for the potential offering in Canada and the United States of up to an aggregate of U.S.$100 million of AnorMED Shares from time to time in one or more offerings over the next 25 months. AnorMED also announced that it had received approval from The Nasdaq Stock Market, Inc. to list the AnorMED Shares on the Nasdaq Global Market under the symbol "ANOR". AnorMED said that it expected the AnorMED Shares to begin trading on Nasdaq prior to the end of September 2006, at which time the AnorMED Shares would be delisted from the AMEX. AnorMED stated that it was transferring its listing to Nasdaq in order to provide AnorMED with enhanced access to the broader capital markets in connection with potential future stock offerings.

        In addition, AnorMED announced that it had called the company's annual and special meeting of Shareholders for September 19, 2006 in Vancouver, British Columbia. At the meeting, Shareholders would be asked to approve the company's 2006 Incentive Stock Option Plan, pursuant to which an additional 3,200,000 AnorMED Shares may be issued from treasury on the exercise of options. As of August 28, 2006, the total number of AnorMED Shares issuable under the company's existing 1996 plan and the 2006 plan combined was 6,869,090, representing 16.49% of the outstanding AnorMED Shares.

        On August 29, 2006, Mr. Wirth called Mr. Galbraith to learn the results of the meeting of AnorMED's board of directors held on August 28, 2006. Mr. Galbraith informed Mr. Wirth that the AnorMED board of directors would be willing to consider a sale of the company under certain circumstances, but that the board did not consider Genzyme's acquisition proposal to fully recognize the value of the company to Genzyme as a strategic buyer. Mr. Galbraith described in general terms valuation ranges for the company to a strategic buyer that had been discussed at the board meeting but did not suggest a specific price per share for the company that the board was prepared to support. With the approval of Mr. Galbraith, representatives of UBS had similar discussions concerning valuation with representatives of Goldman Sachs. Based on these discussions, Genzyme determined that there was no realistic basis for negotiation for a supported transaction and determined to make the Offer directly to the Shareholders. UBS and Genzyme informed Messrs. Galbraith and Baker and representatives of Goldman Sachs of Genzyme's decision on the evening of August 29, 2006 and invited them to call UBS if they were interested in further discussions.

        On August 30, 2006, before the opening of trading on the TSX and AMEX, AnorMED announced that its board of directors had rejected Genzyme's acquisition proposal and that a special committee of directors had been established to review, consider and evaluate the company's strategic alternatives. AnorMED stated that the committee had recommended that AnorMED's board of directors adopt a shareholders rights plan.

        Following AnorMED's announcement, Genzyme publicly announced its intention for the Offeror to make the Offer.

4.     Strategic Rationale

        Genzyme believes that Mozobil, if approved and successfully commercialized, is a potentially significant advance that could improve the viability of haematopoietic stem cell transplants and enlarge the pool of patients for whom haematopoietic stem cell transplantation is an option. Enrollment is expected to conclude in late-2006 in the pivotal Phase III trial in these applications, for which Mozobil has been granted special protocol assessment and orphan drug status in the United States and European Union.

        Genzyme has a global presence in haematology and bone marrow transplantation and several of its business units and ongoing research and development efforts are relevant to these areas as well, including enzyme replacement therapies, oncology, transplant and diagnostic testing. The Genzyme transplant business unit currently markets and develops its lead compound, known as Thymoglobulin®, on a global basis. Genzyme believes that the Genzyme transplant business unit has the clinical, regulatory, and commercial expertise to obtain marketing approvals for Mozobil and to successfully launch the product on a worldwide commercial basis.

        The addition of Mozobil, a complementary product to Thymoglobulin®, will broaden Genzyme's transplant business by increasing its presence in haematological transplantation, a large and growing market that Genzyme believes can be effectively served by Genzyme's existing global infrastructure and resources. Approximately 45,000 stem cell transplants are performed each year in the United States and Europe for multiple myeloma, non-Hodgkin's lymphoma, and other conditions.

        In light of the risks and uncertainties outlined in its acquisition proposal and the need for significant dilutive financing required to execute AnorMED's current business strategy, Genzyme believes that the market price of AnorMED prior to disclosure of the Offer fairly and accurately reflected the value of the Mozobil product opportunity in the hands of AnorMED. Because of Genzyme's experience in global drug development and its existing commercial infrastructure in the transplant field, Genzyme is able to significantly reduce the development and commercialization risks and costs associated with Mozobil. For these reasons, Genzyme and the Offeror are able to make the Offer, which represents significant value to AnorMED Shareholders by providing them with a substantial premium to the price at which AnorMED Shares were trading prior to the announcement of the Offer.

5.     Purpose of the Offer and the Offeror's Plans for AnorMED

  Purpose of the Offer

        The purpose of the Offer is to enable the Offeror to acquire control of, and ultimately the entire equity interest in, AnorMED. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the AnorMED Shares validly deposited under the Offer, the Offeror intends to acquire any AnorMED Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for cash consideration per AnorMED Share equal in value to the consideration paid by the Offeror per AnorMED Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of AnorMED Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of AnorMED, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited".

  Plans for AnorMED

        Following the completion of the Offer, Genzyme intends to conduct a review of AnorMED's operations and business strategy with a view to determining how best to combine AnorMED's operations with those of Genzyme in order to streamline the commercialization of Mozobil and optimize operational effectiveness. The Mozobil clinical, regulatory and commercial programs will be incorporated into the Genzyme transplant business unit.

        Genzyme also plans to assess the various opportunities and risks associated with AnorMED's ongoing research and development efforts such as its HIV program and the other chemokine receptor-based oncology and cell therapy applications. Following a detailed assessment of the potential value of these programs, Genzyme will determine whether additional investment or dedication of resources is warranted.

        If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the AnorMED Shares from the TSX and AMEX and cause AnorMED to cease to be a reporting issuer under the securities laws of each province of Canada in which it is a reporting issuer. The Offeror also intends to seek to cause AnorMED to apply for termination of registration of the AnorMED Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. See Section 14 of the Circular,

"Effect of the Offer on the Market for Securities; Public Disclosure by AnorMED; Exchange Act Registration; Margin Requirements".

6.     Acquisition of AnorMED Shares Not Deposited

        It is the Offeror's intention that if it takes up and pays for AnorMED Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror to acquire all AnorMED Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

  Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding AnorMED Shares (on a fully-diluted basis), other than AnorMED Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), the Offeror intends, to the extent possible, to acquire pursuant to section 206 of the CBCA and otherwise in accordance with applicable laws the remainder of the AnorMED Shares from those Shareholders who have not accepted the Offer (a "Compulsory Acquisition").

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each holder of AnorMED Shares who did not accept the Offer (and each person who subsequently acquires any such AnorMED Shares) (in each case, a "Dissenting Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to AnorMED the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the AnorMED Shares held by such Dissenting Offeree to AnorMED and must elect either to transfer such AnorMED Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such AnorMED Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror's Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror's Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree's AnorMED Shares is deemed to have elected to transfer such AnorMED Shares to the Offeror on the same terms that the Offeror acquired AnorMED Shares from Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such AnorMED Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such AnorMED Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to AnorMED referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such AnorMED Shares to the Offeror on the terms that the Offeror acquired AnorMED Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the AnorMED Shares could be less or more than the amount paid pursuant to the Offer.

        The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors. See Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations" and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations", for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

  Subsequent Acquisition Transaction

        If the Offeror takes up and pays for AnorMED Shares validly deposited under the Offer and the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue such right, the

Offeror intends to pursue other lawful means of acquiring the remainder of the AnorMED Shares not tendered to the Offer. Upon the Offeror taking up and paying for more than 66 2/3% of the outstanding AnorMED Shares (on a fully-diluted basis) under the Offer, the Offeror intends to acquire the balance of the AnorMED Shares not tendered to the Offer as soon as practicable, but in any event not later than 120 days after the Expiry Date by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving AnorMED and the Offeror or an affiliate of the Offeror to acquire the remaining AnorMED Shares not acquired pursuant to the Offer for cash consideration per AnorMED Share equal in value to the consideration paid by the Offeror under the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of AnorMED Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and the Offeror takes up and pays for the AnorMED Shares deposited under the Offer, the Offeror should own sufficient AnorMED Shares to effect a Subsequent Acquisition Transaction.

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" under OSC Rule 61-501 and a "going private transaction" under AMF Regulation Q-27. In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with OSC Rule 61-501 or a "going private transaction" in accordance with AMF Regulation Q-27, the "related party transaction" provisions of OSC Rule 61-501 and AMF Regulation Q-27 do not apply to such transaction. The Offeror currently intends to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the related party transaction provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        OSC Rule 61-501 and AMF Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the affected securities (and subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror currently intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offeror or AnorMED or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that these exemptions will be available.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding AnorMED Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the AnorMED Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than the Offeror, any "interested party" or any person or company who is a "related party" of the Offeror or an "interested party" for purposes of OSC Rule 61-501 and AMF Regulation Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing. OSC Rule 61-501 and AMF Regulation Q-27 also provide that the Offeror may treat AnorMED Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition

Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer and the Subsequent Acquisition Transaction is completed no later than 120 days after the date of expiry of the formal take-over bid. The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash consideration paid to Shareholders under the Offer and that the Subsequent Acquisition Transaction would be completed within 120 days of the date of expiry of the formal take-over bid and the Offeror intends to cause AnorMED Shares acquired pursuant to the Offer to be voted in favour of such transaction.

        In addition, under OSC Rule 61-501 and AMF Regulation Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the AnorMED Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

        If the Offeror is unable to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving AnorMED or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals or exemptions, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional AnorMED Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from AnorMED, or taking no further action to acquire additional AnorMED Shares. Subject to applicable law, any additional purchases of AnorMED Shares could be at a price greater than, equal to or less than the price to be paid for AnorMED Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may take no action to acquire additional AnorMED Shares or may sell or otherwise dispose of any or all AnorMED Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for AnorMED Shares under the Offer.

        Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their AnorMED Shares under Section 190 of the CBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their AnorMED Shares. The fair value of AnorMED Shares so determined could be more or less than the amount paid per AnorMED Share pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations", and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations". Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

  Judicial Developments

        Prior to the adoption of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights.

7.     Source of Funds

        The Offeror estimates that, if it acquires all of the AnorMED Shares (on a fully-diluted basis) pursuant to the Offer, the total cash amount required to purchase such shares and to cover estimated fees and expenses, estimated to be approximately U.S.$3.8 million in the aggregate, will be approximately U.S.$383.4 million. Genzyme or one of its affiliates will provide all funding required by the Offeror in connection with the Offer from cash on hand.

8.     Beneficial Ownership of and Trading in Securities

        None of Genzyme or the Offeror or, to the knowledge of Genzyme and the Offeror after reasonable inquiry, any of the persons listed in Schedule I to this Circular, or any other senior officer, or any associate (as defined under Rule 12b-2 of the Exchange Act) or majority-owned subsidiary (as defined under Rule 12b-2 of the Exchange Act) of any of the foregoing, or any person holding more than 10% of any class of equity securities of the Offeror or any person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of AnorMED.

        None of Genzyme or the Offeror or, to the knowledge of Genzyme and the Offeror after reasonable inquiry, any of the persons listed in Schedule I to this Circular or any associate of Genzyme or the Offeror or any majority owned subsidiary of Genzyme or the Offeror has effected any transaction in AnorMED Shares or any other equity securities of AnorMED during the 60 days preceding the Offer.

        Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the persons referred to above has traded in any securities of AnorMED during the 12 months preceding the date hereof.

9.     Commitments to Acquire AnorMED Shares

        Other than pursuant to the Offer, there are no commitments to acquire any securities of AnorMED by Genzyme or the Offeror or their respective directors and senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by any:

  (a)
  of the persons set forth on Schedule I to this Circular;

  (b)
  of their respective associates;

  (c)
  person acting jointly or in concert with the Offeror; or

  (d)
  person who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.

10.   Arrangements, Agreements or Understandings

        There are no formal or informal arrangements, agreements, contracts, relationships or understandings made or proposed to be made between Genzyme, the Offeror or any of their respective executive or senior officers, directors, controlling persons or subsidiaries (as defined under Rule 12b-2 of the Exchange Act) and AnorMED or any of the directors, executive or senior officers, controlling persons or subsidiaries of AnorMED, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of AnorMED by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of AnorMED with respect to the Offer or between the Offeror and any person with respect to any securities of AnorMED in relation to the Offer.

11.   Material Changes and Other Information

        Except as disclosed elsewhere in this Circular, the Offeror has no information which indicates any material change in the affairs of AnorMED since the date of the last published financial statements of AnorMED, and the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12.   Price Range and Trading Volume of AnorMED Shares

        The AnorMED Shares are listed and posted for trading on the TSX and the AMEX. The following table sets forth, for the periods indicated, the high and low sales prices of the AnorMED Shares and the volume of trading on the TSX, the principal market in which the AnorMED Shares are traded, and the AMEX according to published sources.

Trading of AnorMED Shares

	TSX			AMEX
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)	(#)	(U.S.$)	(U.S.$)	(#)
Monthly 2006
August	11.66	3.35	5,296,145	10.50	4.75	7,458,200
July	7.50	6.10	1,136,879	6.60	5.65	437,000
June	8.10	6.10	788,135	7.33	5.50	843,000
May	8.35	7.36	3,844,974	7.45	6.70	1,067,400
April	8.22	7.15	2,414,169	7.24	6.41	953,400
March	8.23	5.49	4,185,063	7.12	5.50	2,151,600
February	7.72	6.15	3,740,348	6.79	5.33	927,100
January	6.85	4.80	3,509,114	5.81	4.15	1,021,500
2005
December	4.78	3.00	1,414,256	4.15	3.35	318,000
November	4.35	3.91	1,042,324	3.70	3.36	255,775
October	4.25	3.75	458,404	3.52	3.35	89,135
September	4.80	4.08	555,411	4.10	3.53	87,184
August	5.10	4.35	494,770	4.16	3.59	35,800
Quarterly 2006
April — June	8.35	6.10	7,047,278	7.45	5.50	2,863,800
January — March	8.23	4.80	11,434,525	7.12	4.15	4,100,200
2005
October — December	4.78	3.00	2,914,984	4.15	3.35	662,910
July — September	5.10	3.55	3,588,641	4.16	3.93	288,684
April — June	4.35	3.50	3,812,691	3.49	2.91	209,000
January — March	5.75	4.15	3,199,902	4.72	3.39	163,011
2004
October — December	7.50	5.05	3,371,659	6.00	4.09	686,717
July — September	7.25	4.10	2,661,599	5.65	3.38	100,805

        The closing price of the AnorMED Shares on the TSX and the AMEX on August 29, 2006, the last trading day prior to the announcement of the Offer, was Cdn.$5.55 and U.S.$5.03, respectively.

13.   Certain Information Concerning AnorMED and the AnorMED Shares

  Dividends and Dividend Policy

        Based on publicly available information, AnorMED has not paid dividends since its incorporation and intends to retain all of its available funds, if any, for use in its business and does not anticipate paying dividends in the foreseeable future.

  Prior Distributions

        Based on publicly available information, other than distributions of AnorMED Shares pursuant to AnorMED's incentive stock option and employee and director share purchase plans, the Offeror believes that the following are the only distributions of AnorMED Shares effected during the five years preceding the Offer:

  (a)
  On December 8, 2005, pursuant to an agreement with an underwriting syndicate, AnorMED issued 8,625,000 AnorMED Shares at a price of Cdn.$4.00 per share for gross proceeds of Cdn.$34,500,000.

  (b)
  On December 23, 2003, pursuant to an agreement with an underwriting syndicate, AnorMED issued 6,000,000 AnorMED Shares at a price of Cdn.$4.90 per share for gross proceeds of Cdn.$29,400,000.

  (c)
  During the year ended March 31, 2003, AnorMED issued 20,000 AnorMED Shares to Clearview Venture Partners, L.L.C. at an issue price of Cdn.$4.00 as consideration for certain consulting services.

14.   Effect of the Offer on the Market for Securities; Public Disclosure by AnorMED; Exchange Act Registration; Margin Requirements

  Effect of the Offer on the Market for Securities

        If the Offer is successful, the Offeror's current intention is to acquire the AnorMED Shares of any Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited". If the Offeror proceeds with the acquisition of the AnorMED Shares not deposited under the Offer, the Offeror intends that the AnorMED Shares will be delisted from the TSX and AMEX.

        The purchase of AnorMED Shares by the Offeror pursuant to the Offer will reduce the number of AnorMED Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of AnorMED Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining AnorMED Shares held by the public.

        The rules and regulations of the TSX and the AMEX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the AnorMED Shares from the TSX and the AMEX. Among such criteria is the number of Shareholders, the number of AnorMED Shares publicly held and the aggregate market value of the AnorMED Shares publicly held.

        If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the AnorMED Shares from the TSX and the AMEX. If the AnorMED Shares are delisted from the TSX and the AMEX, the extent of the public market for the AnorMED Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of AnorMED Shares publicly held and the aggregate market value of the AnorMED Shares remaining at such time, the interest in maintaining a market in AnorMED Shares on the part of securities firms, whether AnorMED remains subject to public reporting requirements in Canada and the United States and other factors. It is the Offeror's intention that, if it takes up and pays for AnorMED Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror to acquire all AnorMED Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

  Public Disclosure by AnorMED

        After the purchase of the Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, AnorMED may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada and such other jurisdictions where AnorMED has similar obligations. Furthermore, it may be possible for AnorMED to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause AnorMED to cease to be a reporting issuer under the securities laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

  Exchange Act Registration

        In the United States, the AnorMED Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by AnorMED to the SEC if the AnorMED Shares are not listed on a United States national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the AnorMED Shares. The termination of registration of the AnorMED Shares under the Exchange Act would substantially reduce the information required to be furnished by AnorMED to Shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the disclosure requirements of the U.S. Sarbanes-Oxley Act of 2002 and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to AnorMED. In addition, "affiliates" of AnorMED and persons holding "restricted securities" of AnorMED might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act. The Offeror intends to seek to cause AnorMED to terminate registration of the AnorMED Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

  Margin Requirements

        The AnorMED Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

15.   Regulatory Matters

        The Offeror's obligation to take up and pay for AnorMED Shares tendered under the Offer is conditional upon all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror's reasonable judgment, are necessary or desirable to complete the Offer, Compulsory Acquisition or Subsequent Acquisition Transaction, having been obtained or having concluded or, in the case of waiting or suspensory periods, having expired or terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment.

        The purchase of AnorMED Shares pursuant to the Offer is not subject to mandatory pre-merger notification in Canada under Part IX of the Competition Act, in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or in the European Union under Council Regulation 139/2004/EC.

        The Offer is not subject to pre-closing review and approval under the Investment Canada Act. A post-closing notification must be filed in respect of the Offer within 30 days of the Offer having been completed.

16.   Certain Canadian Federal Income Tax Considerations

        In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Offeror, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of AnorMED Shares who sells AnorMED Shares pursuant to this Offer or otherwise disposes of AnorMED Shares pursuant to certain transactions described in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited", and who, at all relevant times, for purposes of the application of the Tax Act, (1) deals at arm's length with AnorMED and the Offeror; (2) is not affiliated with AnorMED or the Offeror; and (3) holds the AnorMED Shares as capital property (a "Holder"). Generally, the AnorMED Shares will be capital property to a Holder provided the Holder does not hold those AnorMED Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not address all issues relevant to Shareholders who acquired their AnorMED Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

        This summary is based on the current provisions of the Tax Act and counsel's understanding of the current administrative and assessing practices and policies of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations.

Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.

  Currency Conversion

        For the purpose of the Tax Act, all amounts relating to the acquisition, holding or disposition of AnorMED Shares must be converted into Canadian dollars based on the prevailing exchange rates at the relevant times. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

  Holders Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders, whose AnorMED Shares might not otherwise be capital property, may, in certain circumstances, be entitled to have the AnorMED Shares and all other "Canadian securities", as defined in the Tax Act, owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This portion of the summary is not applicable to a Shareholder that is a "specified financial institution" or to a Shareholder an interest in which is a "tax shelter investment" as defined in the Tax Act, or, for purposes of certain rules applicable to securities held by financial institutions (referred to as the "mark-to-market" rules), a "financial institution", as defined in the Tax Act. Such Shareholders should consult their own tax advisors.

  Sale Pursuant to the Offer

        A Resident Holder whose AnorMED Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for such AnorMED Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Registered Holder of such AnorMED Shares immediately before disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gains and Losses".

  Taxation of Capital Gains and Losses

        Generally, a Resident Holder is required to include in computing its income for a taxation year one half of the amount of any capital gain (a "taxable capital gain"). Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of an AnorMED Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such AnorMED Share (or a share that such AnorMED Share is deemed to be the same as) to the extent and under the circumstances prescribed by rules in the Tax Act. Similar rules may apply where an AnorMED Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors regarding these rules.

        A Resident Holder that is throughout the year a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of the AnorMED Shares (but not dividends or deemed dividends that are deductible in computing taxable income).

  Compulsory Acquisition of AnorMED Shares

        As described under Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Compulsory Acquisition", the Offeror may, in certain circumstances, acquire AnorMED Shares not deposited under the Offer pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Holder of a disposition of AnorMED Shares in such circumstances will generally be as described above under "Sale Pursuant to the Offer". Resident Holders whose AnorMED Shares may be so acquired should consult their own tax advisors.

  Subsequent Acquisition Transaction

        As described under Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Subsequent Acquisition Transaction", if the Offeror does not acquire all of the AnorMED Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding AnorMED Shares. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. The Offeror may propose an amalgamation, arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction. Depending upon the form of the Subsequent Acquisition Transaction, a Resident Holder may realize a capital gain or capital loss and/or be deemed to receive a dividend.

        Subject to the application of subsection 55(2) of the Tax Act, a Resident Holder will be required to include in computing its income for a taxation year any dividends deemed to be received on the AnorMED Shares or any shares of a taxable Canadian corporation issued as consideration for the AnorMED Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Any such dividends deemed to be received by a Resident Holder that is a corporation will generally be deductible in computing the corporation's taxable income.

        Subsection 55(2) of the Tax Act provides that, where a Resident Holder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the AnorMED Shares or any shares of a taxable Canadian corporation issued as consideration for the AnorMED Shares for purposes of computing the Resident Holder's capital gain or capital loss. Resident Holders that are corporations should consult their own tax advisors in this regard.

        A "private corporation", as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the AnorMED Shares or any shares of a taxable Canadian corporation issuable as consideration for the AnorMED Shares to the extent such dividends are deductible in computing taxable income for the year.

        Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their AnorMED Shares acquired pursuant to a Subsequent Acquisition Transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Holder.

  Holders Not Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the AnorMED Shares in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

  Sale Pursuant to the Offer

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of AnorMED Shares unless the AnorMED Shares are "taxable Canadian property", as defined in the Tax Act, to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

        Generally, the AnorMED Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the AnorMED Shares are listed on a prescribed stock exchange (which includes the TSX and the AMEX) at that time, and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of AnorMED at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, AnorMED Shares could be deemed to be taxable Canadian property.

  Compulsory Acquisition

        Subject to the discussion below under "Delisting of AnorMED Shares", a Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of AnorMED Shares either pursuant to the Offeror's statutory rights of purchase described in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Compulsory Acquisition" or on an exercise of dissent rights in respect thereof unless the AnorMED Shares are "taxable Canadian property" to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where interest is paid or credited to a Non-Resident Holder in connection with the exercise of dissent rights under a Compulsory Acquisition, such Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a United States resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the interest, the applicable rate of Canadian withholding tax is generally reduced to 10%.

  Subsequent Acquisition Transaction

        As described in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Subsequent Acquisition Transaction", if the Offeror does not acquire all of the AnorMED Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding AnorMED Shares.

        The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Holder may realize a capital gain or a capital loss and/or be deemed to receive a dividend, as discussed above under the heading "Holders Resident in Canada — Subsequent Acquisition Transaction". Whether or not a Non-Resident Holder would be subject to income tax under the Tax Act on any such capital gain would depend on whether the AnorMED Shares or any shares issued as consideration for the AnorMED Shares are "taxable Canadian property" to the Non-Resident Holder for purposes of the Tax Act or the Non-Resident Holder is entitled to relief under an applicable income tax convention and the circumstances at that time (see in particular the discussion below under "Delisting of AnorMED Shares"). Dividends paid or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a United States resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

  Delisting of AnorMED Shares

        As noted in Section 14 of the Circular, "Effect of the Offer on the Market for Securities; Public Disclosure by AnorMED; Exchange Act Registration; Margin Requirements", AnorMED Shares may cease to be listed on the TSX and AMEX following the completion of the Offer and may not be listed on either the TSX or AMEX at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Holders are cautioned that, if the AnorMED Shares are not listed on a prescribed stock exchange at the time they are disposed of, (1) the AnorMED Shares will be taxable Canadian property to the Non-Resident Holder; (2) the Non-Resident Holder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident; and (3) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Holder.

        Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of not disposing of their AnorMED Shares pursuant to the Offer.

17.   Certain United States Federal Income Tax Considerations

        U.S. TREASURY DEPARTMENT CIRCULAR 230 DISCLAIMER. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED ON, AND CANNOT BE RELIED ON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR.

        The following summary describes the principal United States federal income tax considerations generally applicable to United States Holders (as defined below) (and regarding Information Reporting and Backup Withholding, non-United States Holders as well) with respect to the disposition of AnorMED Shares pursuant to the Offer or pursuant to certain transactions described in Section 6 of the Circular, "Acquisitions of AnorMED Shares Not Deposited". This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as amended, its legislative history, proposed, temporary and final United States Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their AnorMED Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, foreign persons, those who have a functional currency other than the United States dollar or those who acquired their AnorMED Shares in a compensation transaction. This summary is limited to persons that hold their Securities as a "capital asset" within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase AnorMED Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the AnorMED Shares. In addition, this discussion does not address any state, local or foreign tax consequences.

        United States Holders of AnorMED Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer or other transactions described in Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited".

        As used herein, the term "United States Holder" means a beneficial owner of AnorMED Shares that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of AnorMED Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

  Sale Pursuant to the Offer

        According to its public filings, AnorMED has disclosed that it may be, or has been, a passive foreign investment company (a "PFIC") for United States federal income tax purposes for its taxable year ending March 31, 2006, and prior to that year, it believed it was not a PFIC. If AnorMED had been a PFIC for any taxable year in which AnorMED Shares were held by United States Holders, such United States Holders could be subject to unfavorable tax consequences, including treatment of any gain realized on such shares as ordinary income and an interest charge applicable during the holding period of such shares by the United States Holder beginning with the year AnorMED became a PFIC. These negative consequences could be mitigated if a United States Holder makes a timely qualified electing fund ("QEF") election, and such election is in effect for the first taxable year, and each subsequent year, during which such holder owns AnorMED Shares that AnorMED is a PFIC. AnorMED has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election. If the proposed tender offer is successful, Offeror intends to employ reasonable commercial efforts to cause AnorMED provide sufficient information to United States Holders to enable them to make a QEF election.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules," if AnorMED has not been a PFIC for United States federal income tax purposes, or if AnorMED has been a PFIC but a United States Holder has made a timely QEF election, disposition of AnorMED Shares pursuant to the Offer generally will result in recognition of capital gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the AnorMED Shares so disposed. Such capital gain or loss will generally be a long-term capital gain or loss if such holder has held such AnorMED Shares for more than one year.

        Alternatively, as noted in "Considerations Relating to the Passive Foreign Investment Company Rules," a United States Holder can mitigate the negative tax consequences of PFIC status, in certain circumstances, by making a mark-to-market election. This election will generally result in the inclusion of ordinary income with respect to any appreciation in such holder's Shares as of the close of any taxable year of AnorMED covered by the election. If such a mark-to-market election applies and AnorMED remains a PFIC in the current year, then any gain realized by a United States Holder upon a disposition pursuant to the Offer will be classified as ordinary income for federal income tax purposes.

  Compulsory Acquisition of AnorMED Shares

        The United States federal income tax consequences to a United States Holder of a disposition of AnorMED Shares pursuant to a Compulsory Acquisition generally will be as described under "Sale Pursuant to the Offer" above.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules", and although there is no authority directly on point, a United States Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's AnorMED Shares probably will recognize a gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the AnorMED Shares has not yet been judicially determined at such time), in an amount equal to the difference between the "amount realized" and the adjusted tax basis of such AnorMED Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the sum of the United States dollar equivalent amounts, determined at the spot rate, of the trading values for the AnorMED Shares on the settlement date of the Compulsory Acquisition. In such event, gain or loss also would be recognized by the United States Holder at the time the actual fair value payment is determined, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the United States dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the United States Holder's method of accounting.

        United States Holders disposing of their AnorMED Shares pursuant to a Compulsory Acquisition should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

  Subsequent Acquisition Transaction

        If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction. The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above.

        A United States Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder's AnorMED Shares generally will be treated in the same manner as described above under the heading "Compulsory Acquisition of AnorMED Shares".

        United States Holders that participate in a Subsequent Acquisition Transaction or who dissent in a Subsequent Acquisition Transaction should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

  Amounts Subject to Canadian Withholding Tax

        A United States Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction and who receives interest, and, as a result, is subject to Canadian withholding tax (or who is otherwise subject to Canadian withholding tax), as described in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada", may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a United States Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year.

  Considerations Relating to the Passive Foreign Investment Company Rules

        According to its public filings, AnorMED has disclosed that it may be, or has been, a PFIC for United States federal income tax purposes for its taxable year ending March 31, 2006, and prior to that year, it believed it was not a PFIC. A non-United States corporation will be a PFIC for any taxable year if either (1) 75% or more of its gross income in the taxable year is passive income, or (2) 50% or more of the average value of its assets in the taxable year produces, or is held for the production of, passive income. The IRS takes the position that interest on working capital or any other cash is passive income. If AnorMED had been a PFIC for any taxable year in which AnorMED Shares were held by United States Holders, such United States Holders could be subject to unfavorable tax consequences, including significantly more tax on the disposition of their AnorMED Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. These tax consequences could be mitigated if the United States Holder makes, or has made, a timely QEF election or election to mark-to-market the holder's AnorMED Shares, and such election is in effect for the first taxable year, and each subsequent year, during which the United States Holder owns AnorMED Shares that AnorMED is a PFIC. If neither election is or has been made, under the PFIC provisions, in any year in which the United States Holder disposes of an AnorMED Share at a gain, special rules apply to the taxation of the gain. The gain must be allocated rateably to each day the United States Holder has held the AnorMED Share. Amounts allocated to each year, beginning with the first year in such holding period during which the foreign company was a PFIC (a "Prior PFIC Year"), are taxable as ordinary income in their entirety (not eligible for the reduced rate for dividends) and not as capital gain, and amounts allocable to Prior PFIC Years may not be offset by any deductions or losses. Amounts allocated to each such Prior PFIC Year are taxable at the highest rate in effect for that year and are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods.

        The special PFIC rules described above will not apply to a United States Holder if the United States Holder makes or has made a timely election, which remains in effect, to treat AnorMED as a QEF for the first taxable year in which the United States Holder owns an AnorMED Share and in which AnorMED is a PFIC, provided it complies with certain reporting requirements. Instead, a United States Holder that has made a QEF election is required for each taxable year to include in income a pro rata share of AnorMED's ordinary earnings as ordinary income and a pro rata share of its net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. In order for the QEF election to be valid, AnorMED must provide United States Holders either (i) a statement showing such United States Holder's pro rata share of AnorMED's ordinary earnings and net capital gain (calculated for United States tax purposes) for AnorMED's taxable year, (ii) sufficient information to enable the United States Holder to calculate its pro rata share for such year, or (iii) a statement that AnorMED has permitted the United States Holder to inspect and copy its permanent books of account, records, and such other documents as may be maintained by AnorMED that are necessary to establish that PFIC ordinary earnings and net capital gain are computed in accordance with United States income tax principles. Treasury regulations provide that the Commissioner of Internal Revenue has the discretion to invalidate or terminate a QEF election if the United States Holder or AnorMED, or an intermediary, fails to satisfy the requirements for the QEF election. AnorMED has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election. If the proposed tender offer is successful, Offeror intends to employ reasonable commercial efforts to cause AnorMED provide sufficient information to United States Holders to enable them to make a QEF election.

        The special PFIC rules described in the second preceding paragraph will not apply to a United States Holder if the United States Holder elects or has elected to mark the United States Holder's AnorMED Shares to market each year, provided AnorMED's Shares are considered "marketable stock" within the meaning of the Treasury regulations. A United States Holder making this election recognizes as ordinary income or loss each year an amount equal to the difference, if any, as of the close of the taxable year between the fair market value of the holder's PFIC shares and the holder's adjusted tax basis in such shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the United States Holder under the election for prior taxable years, reduced by losses allowed in prior taxable years. If the mark-to-market election were made, then the rules set forth in the second preceding paragraph would not apply for periods covered by the election, but any gain realized upon a subsequent disposition of such stock during any year in which AnorMED is a PFIC would be classified as ordinary income.

        Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of AnorMED Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction is potentially significant, United States Holders are urged to consult their tax advisors with respect to any United States federal, state or local tax consequences to them, including whether or not (and the procedure) to make a QEF election.

  Information Reporting and Backup Withholding

        Cash payments made pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction will be reported to the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of United States federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a United States Holder is entitled pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction if such holder (1) fails to supply the paying agent with the shareholder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other Shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder's United States federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each United States Holder will be asked to complete and sign a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary. Shareholders who are not United States Holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the Depositary in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

18.   Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent

        CIBC Mellon Trust Company is acting as the Depositary and Mellon Investor Services LLC is acting as the U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing AnorMED Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all AnorMED Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and the U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

        UBS Securities Canada Inc. and UBS Securities LLC are acting in Canada and the United States, respectively, as Dealer Managers in connection with the Offer. UBS Securities LLC is also acting as Genzyme's financial advisor in connection with the Offer and will receive compensation for providing such services. Genzyme and the Offeror have agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including fees, disbursements and other charges of legal counsel, and to indemnify the Dealer Managers against certain liabilities, including liabilities under applicable securities laws, in connection with the Offer.

        The Dealer Managers intend to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and members of the TSX to solicit acceptances of the Offer from persons who are resident in Canada. Each member of the Soliciting Dealer Group, including each of the Dealer Managers, is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of AnorMED Shares a fee of Cdn.$0.05 for each AnorMED Share deposited and taken up by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than Cdn.$85 and not more than Cdn.$1,500 provided that at least 1,000 AnorMED Shares are deposited per beneficial Shareholder. Where AnorMED Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable AnorMED Shares.

        The Offeror has engaged Innisfree M&A Incorporated as the Information Agent to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

        Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of AnorMED Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their AnorMED Shares directly to the Depositary or the U.S. Forwarding Agent or who make use of the services of a member of the Soliciting Dealer Group.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers for assistance in accepting the Offer and in depositing AnorMED Shares with the Depositary or the U.S. Forwarding Agent.

19.   Legal Matters

        The Offeror is being advised in respect of certain Canadian legal matters concerning the Offer by, and the opinion contained in Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations" has been provided by Osler, Hoskin & Harcourt LLP. The Offeror is being advised in respect of certain United States legal matters concerning the Offer by Ropes & Gray LLP.

20.   Offeree's Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

21.   Directors' Approval

        The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the Shareholders has been authorized, by the board of directors of the Offeror and Genzyme.

CONSENT OF COUNSEL

TO: The Directors of Dematal Corp.

        We hereby consent to the reference to our opinion contained under the heading "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer to Purchase dated September 1, 2006 made by Dematal Corp. to the holders of AnorMED Shares.

(Signed) OSLER, HOSKIN & HARCOURT LLP

Toronto, Ontario
September 1, 2006

APPROVAL AND CERTIFICATE OF DEMATAL CORP.

        The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to Shareholders has been authorized by the board of directors of the Offeror.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: September 1, 2006

(Signed) HENRI A. TERMEER President and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Chief Financial Officer
On behalf of the board of directors of Dematal Corp.
(Signed) GEORGES GEMAYEL Director	(Signed) PETER WIRTH Director

C-1

APPROVAL AND CERTIFICATE OF GENZYME CORPORATION

        The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to Shareholders has been authorized by the board of directors of Genzyme.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: September 1, 2006

(Signed) HENRI A. TERMEER Chairman and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Executive Vice President and Chief Financial Officer
On behalf of the board of directors of Genzyme
(Signed) ROBERT J. CARPENTER Director	(Signed) DOUGLAS A. BERTHIAUME Director

C-2

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF GENZYME CORPORATION AND THE OFFEROR

        The names of the directors and executive officers of Genzyme Corporation, Dematal Corp. and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, each individual is a citizen of the United States, his or her business address is c/o Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142, and his or her business telephone number is (617) 252-7500.

        None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

GENZYME CORPORATION

Directors

Henri A. Termeer, Chairman of the Board, director since 1983

        Mr. Termeer has served as Genzyme's President and a Director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. Mr. Termeer is a director of ABIOMED Inc. (22 Cherry Hill Dr, Danvers, MA 01923) and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors (30 Rowes Wharf, 4th Floor, Boston, MA 02110).

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume has been Chairman, President and Chief Executive Officer of Waters Corporation (34 Maple St., Milford, MA 01757), a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification, since 1994.

Henry E. Blair, director since 1981

        Mr. Blair is the Chairman and Chief Executive Officer of Dyax Corp. (300 Technology Sq., Cambridge, MA 02139), which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was Genzyme's Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981.

Gail Koziara Boudreaux, director since 2004

        Ms. Boudreaux has served since December 2005 as Executive Vice President of Health Care Service Corporation ("HCSC") (300 East Randolph Street, Chicago, Illinois 60601) responsible for the Illinois, Texas, New Mexico and Oklahoma Blue Cross and Blue Shield Plans and including HCSC subsidiaries Fort Dearborn Life, Colorado Bankers Life and Dental Network of America. From September 2002 to December 2005 Ms. Boudreau was President of Blue Cross and Blue Shield of Illinois (300 East Randolph Street, Chicago, Illinois 60601), a division of HCSC and the oldest and largest health insurance company in Illinois. From June 1982 to August 2002, Ms. Boudreaux held various positions of increasing responsibility at Aetna, Inc. (151 Farmington Avenue, Hartford, CT 06156), a provider of health, dental, group, life, disability and long-term care benefits, including Senior Vice President and Head of Aetna Group Insurance, Vice President of Customer Service, and Regional Manager, Capitol Region. Ms. Boudreaux is a director of Dental Network of America (Two TransAm Plaza Drive, Suite 500, Oakbrook Terrace, IL 60181) and HCSC Insurance Services (300 East Randolph Street, Chicago, Illinois 60601), both of which are subsidiaries of Health Care Service Corporation.

Robert J. Carpenter, director since 1994

        Mr. Carpenter, has been Executive Chairman of the Board of Peptimmune, Inc. (64 Sidney St., Cambridge, MA 02139), a privately-held company which develops immunotherapies for treating auto-immune and allergy diseases, since November 2004. He is also President of Boston Medical Investors, Inc. (23 Marlborough Street, Boston MA 02116), a privately-held company he formed in 1994 that invests in early stage health care companies.

Charles L. Cooney, director since 1983

        Dr. Cooney, is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology (Room 56-469B, 77 Massachusetts Ave., Cambridge, MA 02139). Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc. (400 Research Parkway, Meriden, CT 06450), a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc. (285 Commonwealth Ave, Boston, MA 02115), a consulting company.

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau is the Chancellor for Health Affairs and President and Chief Executive Officer, Health System at Duke University Medical Center and Health System (106 Davidson Building, Durham, NC 27710), positions he has held since July 2004. From July 1996 until September 2004, he was the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School (25 Shattuck Street, Boston, MA 02115) and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women's Hospital (75 Francis Street, Boston, MA 02115). Dr. Dzau sits on the board of directors of Pepsico, Inc. (700 Anderson Hill Road, Purchase, New York 10577) and the Duke University Health System.

Senator Connie Mack III, director since 2001

        Senator Mack has served since February 2005 as senior policy advisor and co-chairman of the government relations practice group at King & Spalding LLP, a Washington D.C. law firm (1700 Pennsylvania Avenue, NW, Suite 200, Washington, DC 20006). Senator Mack served as a United States Senator from the state of Florida from January 1989 until January 2001. After leaving the Senate, from February 2001 until February 2005 he served as senior policy advisor in the government relations practice at Shaw Pittman, a Washington, D.C. law firm (2300 N Street, NW, Washington, DC 20037). He is Chairman of the parent board of the H. Lee Moffitt Cancer Center and Research Institute (12902 Magnolia Drive Tampa, FL 33612). Senator Mack is also a director of Mutual of America Life Insurance Co. (320 Park Avenue, New York, NY 10022), Darden Restaurants (5900 Lake Ellenor Drive, Orlando, FL, 32809), EXACT Sciences Corporation (100 Campus Drive, Marlborough, MA 01752) and Moody's Corp. (99 Church Street, New York, NY 10007).

Richard F. Syron, director since 2006

        Mr. Syron, has been Chairman and Chief Executive Officer of Federal Home Loan Mortgage Corporation (a.k.a. Freddie Mac) (8200 Jones Branch Dr., McLean, VA 22102), the second largest source of mortgage financing in the United States, since December 2003. From June 1999 to January 2000, Mr. Syron served as president and chief executive officer of Thermo Electron Corporation (81 Wyman St., Waltham, MA 02451), which designs and develops technology-based instruments, and from January 2000 until December 2003 also served as chairman of the Thermo Electron board. Mr. Syron is currently a member of the board of the Freddie Mac Foundation (8200 Jones Branch Dr., McLean, VA 22102), is a trustee of Boston College (140 Commonwealth Avenue, Chestnut Hill, MA 02467), and is a trustee of the Woods Hole Oceanographic Institute (Woods Hole Oceanographic Institution, Woods Hole, MA 02543).

Executive Officers

Henri A. Termeer, Chairman of the Board of Directors; President and Chief Executive Officer

        (See Above)

Earl M. Collier, Jr., Executive Vice President, Cardiovascular and Oncology

        Mr. Collier has served as Executive Vice President since July 1997 and since August 2003 has had responsibility for Genzyme's Oncology and Cardiovascular businesses. He joined Genzyme in January 1997 as Senior Vice President, Health Systems, and served as Executive Vice President, Surgical Products and Health Systems from July 1997 until June 1999. He served as President of Genzyme's former Surgical Products division from June 1999 until December 2000. Mr. Collier was also responsible for Genzyme's former Tissue Repair division from December 1999 to December 2000. From December 2000 until August 2003 Mr. Collier served as President of Genzyme's Biosurgery business unit. Mr. Collier is a director of Covalent Group, Inc. (1275 Drummers Lane, One Glenhardie Corporate Center, Wayne, PA 19087), a contract research organization which provides independent clinical trial and product development services to the pharmaceutical, biotechnology and medical devices industries.

Zoltan A. Csimma, Chief Human Resources Officer; Senior Vice President

        Mr. Csimma has held the title Senior Vice President and Chief Human Resources Officer since March 1, 2006. He joined Genzyme in July 2000 as Senior Vice President, Human Resources.

Georges Gemayel, Ph.D., Executive Vice President, Therapeutics

        Dr. Gemayel joined Genzyme in August 2003 as Executive Vice President with responsibility for Genzyme's Renal, Therapeutics and Transplant business units. For sixteen years prior to joining Genzyme, Dr. Gemayel worked for Hoffmann-LaRoche (340 Kingsland Street, Nutley, NJ 07110), a leading healthcare company, where he served most recently from July 2000 until August 2003 as Vice President of the United States Specialty Care unit, and from January 1998 until July 2000 as General Manager of Hoffmann-LaRoche Portugal.

Richard A. Moscicki, M.D., Chief Medical Officer; Senior Vice President, Clinical, Medical and Regulatory Affairs

        Dr. Moscicki joined Genzyme in March 1992 as Medical Director, became Vice President, Medical Affairs in early 1993 and was named Vice President, Clinical, Medical and Regulatory Affairs in December 1993. In September 1996 he became Senior Vice President, Clinical, Medical and Regulatory Affairs and Chief Medical Officer. Since 1979, he has also been a physician staff member at the Massachusetts General Hospital (55 Fruit Street, Boston, MA 02114) and a faculty member at the Harvard Medical School (25 Shattuck Street, Boston, MA 02115).

Alan E. Smith, Ph.D., Chief Scientific Officer; Senior Vice President, Research

        Dr. Alan Smith joined Genzyme in August 1989 as Senior Vice President, Research and became Chief Scientific Officer in September 1996.

Sandford D. Smith, Executive Vice President; President, International Group

        Mr. Sandford Smith has served as Executive Vice President since May 2006, Senior Vice President since January 2003 and has served as President of Genzyme's International business since January 2000. From January 1998 until January 2000 he served as President of Genzyme's Therapeutics business unit. Mr. Smith joined Genzyme in April 1996 and until January 1998 was Vice President and General Manager of Genzyme's International business and President of Genzyme's Specialty Therapeutics business.

Peter Wirth, Chief Legal Officer; Executive Vice President, Legal and Corporate Development; Secretary

        Mr. Wirth joined Genzyme in January 1996 and has served as Executive Vice President and Chief Legal Officer since September 1996 with responsibility for our corporate development and legal activities. From 2001 through October 2005, Mr. Wirth had responsibility for Genzyme's drug discovery and development business. In addition, from September 1996 until June 2003, Mr. Wirth was responsible for Genzyme's Oncology business.

Michael S. Wyzga, Chief Financial and Accounting Officer; Executive Vice President, Finance

        Mr. Wyzga has served as Genzyme's Executive Vice President, Finance since May 2003, as Chief Accounting Officer since January 1999 and as Chief Financial Officer since July 1999. He joined Genzyme's in February 1998 as Vice President and Corporate Controller and served as Senior Vice President, Corporate Controller from January 1999 until July 1999. He served as Senior Vice President, Finance from July 1999 until May 2003. Mr. Wyzga is also director of Altus Pharmaceuticals Inc. (125 Sidney St. Cambridge, MA 02139), a developer of protein therapeutics.

DEMATAL CORP.

Directors

Peter Wirth

        See above, under "Genzyme Corporation".

Georges Gemayel

        See above, under "Genzyme Corporation".

Executive Officers

Henri A. Termeer, President and Chief Executive Officer

        See above, under "Genzyme Corporation".

Georges Gemayel, Vice President

        See above, under "Genzyme Corporation".

Michael S. Wyzga, Chief Financial Officer

        See above, under "Genzyme Corporation".

Peter Wirth, Secretary

        See above, under "Genzyme Corporation".

The Depositary for the Offer is:

CIBC Mellon Trust Company

By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9	By Facsimile Transmission 416-643-3148

Telephone: 416-643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com

By Registered Mail, by Hand or by Courier

Vancouver
1066 West Hastings Street
16th Floor
Vancouver, BC V6E 3X1

The U.S. Forwarding Agent is:

Mellon Investor Services LLC
By Mail, Registered Mail, Hand or Courier
120 Broadway, 13th Floor
New York, New York 10027

Toll Free: 1-800-777-3674

The Dealer Managers for the Offer are:

In Canada UBS Securities Canada Inc. 161 Bay Street, Suite 4100 Toronto, Ontario M5J 2S1 Telephone: 416-350-2201	In the United States UBS Securities LLC 299 Park Avenue New York, NY 10171 Telephone: 1-877-299-7215

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders Call Toll-Free:
1-877-456-3402 (for English)
1-877-825-8777 (for French)
 Banks and Brokers Call Collect:
212-750-5833

        Any questions and requests for assistance may be directed by holders of AnorMED Shares to the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

QuickLinks

FORWARD-LOOKING STATEMENTS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
EXCHANGE RATE INFORMATION
NOTICE TO HOLDERS OF OPTIONS
AMEX LISTING
TABLE OF CONTENTS
SUMMARY TERM SHEET
GLOSSARY
OFFER TO PURCHASE
CIRCULAR
Trading of AnorMED Shares
CONSENT OF COUNSEL
APPROVAL AND CERTIFICATE OF DEMATAL CORP.
APPROVAL AND CERTIFICATE OF GENZYME CORPORATION
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF GENZYME CORPORATION AND THE OFFEROR
GENZYME CORPORATION
DEMATAL CORP.